Exhibit 10.6

AGREEMENT AND PLAN OF MERGER

AMONG

ALVARION INC.,

ALVARION ACQUISITION, INC.,

WAVION INC.,

AND

ELRON ELECTRONIC INDUSTRIESLTD. as SHAREHOLDER REPRESENTATIVE

Dated as of November 2, 2011

TABLE OF EXHIBITS

Exhibit A – Form of Company Stockholder Consent

Exhibit B – Form of Stockholders Undertaking

Exhibit C – List of Employees/Consultants Signing Amendments to Engagement Agreements at Signing

Exhibit D – Form of Non-Competition Agreement

Exhibit E – Form of Escrow Agreement

Exhibit F – Form of Paying Agent Agreement

Exhibit G – Form of Certificate of Merger

Exhibit H – Form of Stockholder Letter of Transmittal

Exhibit I – Form of Carve-Out Participant Undertaking

Exhibit I – Form of Carve-Out Participant Letter of Transmittal

Exhibit J – Form of Payoff Letter

Exhibit K – [Reserved]

Exhibit L – Form of Estimated Adjustment Statement

Exhibit M – Stockholders Executing Stockholders Consent.

Exhibit M1 – Form of Notice to the Holders of Company Capital Stock of the Approval of the Merger

Exhibit N – Form of Buyer Compliance Certificate

Exhibit O – Form of Buyer's Counsel Legal Opinion

Exhibit O1 – Form of Written Confirmation From Alvarion Ltd.’s Internal Legal Counsel

Exhibit P – Form of Company Compliance Certificate

Exhibit Q – Form of Directors Resignation

Exhibit R – Form of Company's Counsel Legal Opinion

LIST OF SCHEDULES

Schedule I – Allocation Spreadsheet

Schedule II – Material Contracts the termination of which shall not be deemed MAC

Schedule III – [Intentionally Deleted]

Schedule IV – Point of Contacts

Schedule V – List of Employees/Consultants Proposed to Sign Amendments to Engagement Agreements prior to or at Closing

Schedule 8.1(b) – Governmental Approvals

Schedule 8.2(c) – Third Parties Consents and Approvals

 AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 2, 2011 (this "Agreement"), is among Alvarion Inc., a Delaware corporation ("Buyer"), Alvarion Acquisition, Inc. , a Delaware corporation and a wholly-owned subsidiary of Buyer ("Sub"), Wavion Inc., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations"), and Elron Electronic Industries Ltd., as Shareholder Representative (as defined herein). All capitalized terms that are not otherwise defined shall have the meanings ascribed to such terms in Section 1.1 below.

RECITALS

A.           Buyer has formed Sub for the purpose of merging it with and into the Company (the "Merger") in order to acquire the Company as a wholly-owned subsidiary;

B.           The respective Boards of Directors of Buyer, Sub and the Company have approved, and declared advisable, the Merger upon the terms and subject to the conditions of this Agreement, and the respective Boards of Directors of Buyer, Sub and the Company have approved and adopted this Agreement;

C.           The respective Boards of Directors of Sub and the Company have determined that the Merger is in the best interests of their respective shareholders;

D.           The Board of Directors of the Company has resolved to submit this Agreement to a vote of the holders of Company Capital Stock (as defined herein) and, subject to the terms hereof, to recommend the approval of this Agreement, the Merger and the other transactions contemplated hereby to the holders of shares of Company Capital Stock entitled to vote thereto;

E.           (i) Shareholders holding at least 70% of the outstanding shares of Company Preferred Stock (as defined herein) (on an as-converted basis), and (ii) shareholders holding a majority of the outstanding shares of Company Capital Stock, on an as-converted basis (the "Majority Shareholders"), have indicated their willingness to deliver, immediately following the execution and delivery of this Agreement, written consents in compliance with the Delaware General Corporation Law (the “DGCL”) that approve and adopt this Agreement, the Merger and the transactions contemplated hereby in the form attached hereto as Exhibit A (the “Company Stockholder Consent”), and a Stockholders Undertaking in the form attached hereto as Exhibit B (the “Stockholders Undertaking”);

F.           As a material inducement for the willingness of Buyer and Sub to enter into this Agreement, those employees and consultants of the Company or its Subsidiary (as defined herein) whose names are listed on Exhibit C hereto have entered or will enter into amendments to their employment/consulting agreements (the "Amendments to Engagements Agreements") and non-competition, confidentiality, non-solicitation and assignment of proprietary information and inventions agreement in the form attached as Exhibit D hereto (the "Non-Competition Agreements") that will go into effect upon the consummation of the Merger; and

G.           Buyer, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

Article I
DEFINITIONS

Section 1.1 Certain Defined Terms.  In addition to the other words and terms defined elsewhere in this Agreement, the following words and terms shall have the meanings specified or referred to below:

“Acquisition Proposal” means, any Contract, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Buyer), or any public announcement of intention to enter into any such Contract or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from the Company or its Subsidiary (except by existing holders of Company Capital Stock), or from the holders of Company Capital Stock, by any Person or Group (as hereinafter defined) of more than a 10% interest in the total outstanding voting securities of Company or its Subsidiary or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of the Company or its Subsidiary or any merger, consolidation, business combination or similar transaction involving the Company or its Subsidiary; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of the Company and its Subsidiary in any single transaction or series of related transactions; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or its Subsidiary, or any extraordinary dividend, whether of cash or other property.

"Affiliate" means any Person that is controlled by, controlling, or under common control with such Person

"Allocation Spreadsheet" means Schedule I attached hereto, which sets forth for each Rights Holder: (A) if applicable, the number of shares of Company Capital Stock held by such holder, (B) such holder’s Pro-Rata Portion out of the Merger Consideration, including without limitations, the Closing Payment and the Total Earnout Amount, and allocation of the amount payable on account of repayment to the applicable Rights Holders of their respective portions of the Convertible Loan Repayment Amount, and payment to the Carve-Out Plan Participants pursuant to the Carve-Out Plan, and (C) such holder's Pro-Rata Portion of the Escrow Amount. The Allocation Spreadsheet shall be deemed a Company Fundamental Representation and shall not be subject to the Threshold (as may be updated by a written notice by Company to Buyer  in order to give effect to exercise of Options prior to or at Closing and update of Company Transaction Expenses, Estimated Adjustment Statement and Final Adjustment Statement, all in accordance with the provisions of this Agreement).

"Applicable Laws" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, judgment, order, decree, ordinance, rule, regulation or other legally enforceable similar requirement applicable to such Person, any of its Subsidiaries, or any of their respective properties or assets.

"Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Applicable Law to be closed in Israel.

"Buyer Accountant" means a reputable accounting firm out of the "big-4" accounting firms, to be determined by the Buyer.

"Carve-Out Plan" means the Company's Incentive Bonus Plan dated May 11, 2011.

"Carve-Out Plan Participants" means such persons designated as Participants, as such term is defined in the Carve-Out Plan, eligible to receive a portion of the Merger Consideration pursuant to its terms and identified in the Allocation Spreadsheet.

"Carve-Out Tax Ruling" means a ruling issued by the ITA in a form satisfactory to Buyer, providing, among other things, the criteria for the determination of the withholding obligations with respect to the Carve-Out Plan Participants.

"Carve-Out Trustee" means ESOP Management and Trust Services Ltd. or any duly authorized successor thereto.

"Cash" means cash at bank and cash at hand, but excluding any amounts necessary to cover outstanding checks that have been written, issued, mailed or otherwise delivered by the Company and which are either (i) already due and payable, or (ii) payable on a future date but only with respect to an amount, if any, exceeding US$20,000 in the aggregate; in each case, that have not yet been cleared.

"Company Capital Stock" means the Company Common Stock and the Company Preferred Stock.

"Company Common Stock" means the Company’s shares of common stock, $0.001 par value per share.

"Company Preferred Stock" means the Company’s preferred stock, $0.001 par value per share, which consists of Series A Preferred Stock.

"Company Products" means, with respect to the Company or its Subsidiary, all products  or services, existing as of the date hereof, that have been produced, licensed, sold, distributed or performed by it or on its behalf.

"Company Section 102 Stock Options" means Company Stock Options (i) granted under Section 102(b)(2) of the Israeli Income Tax Ordinance or (ii) granted under Section 102 of the Israeli Income Tax Ordinance prior to January 1, 2003.

"Company Stock Option" means each outstanding option to purchase shares of the Company Common Stock issued under one of the Company Stock Option Plans.

"Company Stock Option Plans" means the Company’s 2003 Share Option Plan and 2000 Share Option Plan.

"Company Transaction Expenses" means all fees and expenses incurred prior to or on the Closing and payable by the Company and/or its Subsidiary in connection with the negotiation and/or consummation of the transactions contemplated by this Agreement, including fees and expenses payable to all attorneys, accountants, financial advisors and other professionals and bankers’, banks', brokers’ or finders’ fees for persons not engaged by Buyer or Sub and any stay, retention or other bonuses, or other compensation or other amounts payable in connection with or as a result of the consummation of the transactions contemplated hereunder (not including any such retention plan which Buyer implements for the Company following the Closing or payments under the Carve-Out Plan and mandatory social security deductions related thereto, and not including, for the avoidance of any doubt, the Convertible Loans Repayment Amount).

"Company Warrants" means (i) Warrant granted by the Company to Tianah Technologies (2000) Ltd., dated April 2000, (ii) Warrant granted by the Company to Mizrahi Tefahot Bank Ltd., dated September 3, 2010, (iii) Warrant granted by the Company to Silicon Valley Bank, dated June 27, 2006, (iv) Warrant granted by the Company to Silicon Valley Bank, dated March 7, 2008, (v) Warrant granted by the Company to Silicon Valley Bank, dated December 2008, (vi) Warrant granted by the Company to Venture Lending & Leasing IV LLC, dated June 27, 2006, (vii) Warrant granted by the Company to Venture Lending & Leasing IV LLC, dated March 7, 2008 and (viii) Warrant granted by the Company to Venture Lending & Leasing IV LLC, dated December 2008.

"Confidentiality Agreement" means the Mutual Non-Disclosure Agreement between Alvarion Ltd. and the Company, dated as of November 22, 2010, as amended.

"Contract" means any oral or written contract, agreement, plan, understanding, arrangement, undertaking, indenture, note, or bond.

"Convertible Loans" means (i) the loan granted to the Company under the Convertible Bridge Financing Agreement between the Company and Elron, dated April, 2010, and (ii) the loan granted to the Company under the Convertible Bridge Financing Agreement between the Company, Elron and BRM dated, March 30, 2011.

"Convertible Loans Repayment Amount" means the amount specified in the Payoff Letters, repayable to the applicable Rights Holders, as specified under the Allocation Spreadsheet, on account of the Convertible Loans (including all principal, interest, prepayment premiums, penalties, breakage costs or other similar obligations related to such Loans) upon and subject to the Effective Time.

"Closing Date Cash" means, as of the Closing Date, all Cash and cash equivalents, marketable securities, short-term investments and security deposits, of the Company and its Subsidiary, including time deposits, certificates of deposit, money market accounts, plus any cash disbursed prior to Closing solely to pay any Company Transaction Expenses.

"Closing Date Debt" means, as of the Closing Date, the sum of all short term and/or long term loans from and/or amounts otherwise due to financial institutions (excluding such amounts constituting part of the Company Transaction Expenses and, for the avoidance of any doubt, the Convertible Loans Repayment Amount).

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time that are eligible under the DGCL to exercise appraisal rights and held by a holder of Company Capital Stock who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected appraisal rights for such Company Capital Stock in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal rights.

"Escrow Account" means the bank account to be opened by the Escrow Agent, pursuant to the Escrow Agreement, in which the Escrow Amount shall be deposited in accordance with the terms of this Agreement.

"Escrow Agent" means S.G.S. Trust Ltd., or its authorized successor in accordance with the terms of this Agreement and the Escrow Agreement.

"Escrow Agreement" means the Escrow Agreement to be executed by the Buyer, the Shareholders Representative and the Escrow Agent, in the form attached hereto as Exhibit D.

"Escrow Amount" means the amount of US$3,000,000.

“Escrow Termination Date” means the date that is fifteen (15) months after the Closing Date.

"Governmental Authorization" means any: permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Applicable Laws.

 "Governmental Entity" means any federal, national, state, provincial, local or similar governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body.

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder, all as amended, and related case law.

"holders of Company Capital Stock", "holders of Company Common Stock", "holders of Company Preferred Stock" and "holders of Company Stock Options" mean the holders of Company Capital Stock, the holders of Company Common Stock, the holders of Company Preferred Stock, and the holders of Company Stock Options, respectively, in each case, as of immediately prior to the Effective Time.

"Indemnification Claim" means any claim by an Indemnitee against an Indemnifying Party for indemnification under Article VII hereof.

"Israeli Income Tax Ordinance" means the Israeli Income Tax ordinance (New Version).

"ITA" means the Israel Tax Authority.

"Investment Center" means the Investment Center of the Israeli Ministry of Industry, Trade and Labor established under the Israel Law for the Encouragement of Capital Investments-1959.

"Knowledge" means (i) with respect to the Company, the actual knowledge of the following individuals: Company's and the Subsidiary's CEO, CFO, CTO, VP R&D, EVP Sales, VP Marketing and Customers and VP Operations and any knowledge that each of such individuals would have been reasonably expected to have obtained after reasonable inquiry and (ii) with respect to Buyer, the actual knowledge of the following individuals: Eran Gorev and Lior Shemesh and any knowledge that each of such individuals would have been reasonably expected to have obtained after reasonable inquiry.

"Liens" mean, with respect to any security, property or asset, as the case may be, any mortgage, lien, pledge, charge, security interest, encumbrance, hypothecation, Options, proxies, right of first refusal, preemptive right or restriction or rights of third parties of any nature (including any spousal community property rights, any restriction on the voting, transfer, receipt of any income derived from, the possession of any security, or the exercise or transfer of any other attribute of ownership of a security). For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

"Losses" mean any and all direct losses, liabilities, damages or out-of-pocket costs and expenses, whether or not arising from or in connection with any third-party claims (including, without limitation, interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), plus any interest that may accrue on any of the foregoing from the date of incurrence  provided, however, that any Losses which are punitive, special, indirect or consequential shall not be deemed “Losses” hereunder, except for punitive, special, indirect or consequential damages sought in any third party claim.

"Material Adverse Effect" means, when used with respect to any Person, any event, change, development, occurrence, or effect that, when taken individually or together with any or all other events, is materially adverse to or is reasonably likely to be materially adverse to the business, operations, properties, assets, liabilities, employee relationships, customer or supplier relationships, results of operations, or financial condition of such Person and its Subsidiaries taken as a whole, but shall not include adverse effect resulting primarily from, arising in connection with or relating to: (i) changes in the industry in which the Company and its Subsidiary operate; (ii) any such changes or effects resulting, directly or indirectly, from changes in general political or economic conditions or the financial or securities markets generally, but only to the extent that any of the changes described in clause (i) or (ii) disproportionately impacts that Person or its Subsidiaries, (iii) the announcement or consummation of the transactions contemplated by this Agreement or any ancillary document hereto (other than the termination of a Material Contract except for the Material Contracts set forth in Schedule II), and (iv) any changes as a result of any actions taken or omitted to be taken by Buyer or Sub, except with respect to the fulfillment of any of their obligations pursuant to this Agreement, and (v) any change in accounting principles or policies.

"Merger Consideration" means a cash amount equal to: (i) US$26,500,000; minus/plus (ii) the Purchase Price Adjustment Amount, to the extent such amount is a negative amount; plus (iii) the Total Earnout Amount; minus (iv) the Company Transaction Expenses; (v) minus the Convertible Loan Repayment Amount.

"Option" means, with respect to any Person, any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of such Person are voted.

"Paying Agent" means S.G.S. Trust Ltd. or its authorized successor in accordance with the terms of this Agreement and the Paying Agent Agreement.

"Paying Agent Agreement" means the Paying Agent Agreement to be executed by the Buyer, the Shareholders Representative and the Paying Agent, in the form attached hereto as Exhibit F.

"Permitted Liens" means (i) liens consisting of zoning restrictions, building set back lines, easements and other restrictions on the use of the facilities of the Company or its Subsidiary, provided that such items do not materially adversely impair the continued commercial use and operation of such facilities; (ii) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered to Buyer and specified in the Company Disclosure Letter; (iii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements; and (iv) liens incurred in the ordinary course of business in connection with workers’ compensation, leased cars, unemployment insurance and other types of social security (that are not resulting from a breach, default or violation by the Company of any Contract or Applicable Law).

"Permitted Transferee" of a Person  means (i) an Affiliate of such Person, or (ii) a trust acting for the benefit of such Person, or (iii) the surviving entity in the merger of such Person with another Person, or (iv) with respect to a partnership, its affiliated partnerships managed by the same manager or management company or managing partner, or managed by an entity which controls, is controlled by, or is under common control with, such manager, management company or managing general partner, or any person or entity that acquires all, or substantially all, of the investment portfolio of the partnership, or (iv) with respect to each of Elron Electronic Industries Ltd. and BRM Capital Fund, L.P., (X) each other, and (Y) each of SVM Star Ventures Managementgesellschaft GmbH No. 3,  Star Management of Investments No. II (2000) L.P., SVE Star Ventures Enterprises GmbH & Co. No. IX KG and SVM Star Ventures Managementgesellschaft mbH Nr. 3 & Co. Beteiligungs KG Nr. 4.

"Person" means any individual, corporation, partnership, limited partnership, limited liability company, trust, association, entity or Governmental Entity or authority.

"Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

"Pro-Rata Portion" means, with respect to each of the Rights Holders, its pro-rata  portion of the Merger Consideration payable to such Rights Holder by Buyer out of the aggregate Merger Consideration, including its respective pro-rata portion of each of the following: (i) the Closing Payment, (ii) the Escrow Amount, (iii) the Convertible Loans Repayment Amount, and (iv) the Total Earnout Amount, in each case, calculated in accordance with the Allocation Spreadsheet.

"Purchase Price Adjustment Amount" means an amount (which may be a positive number, a negative number, or zero) equal to: (i) the Closing Date Cash plus US$2,500,000; minus (ii) the Closing Date Debt.

"Real Estate" means, with respect to the Company or its Subsidiary, as applicable, all leasehold ownership rights, titles and interests of such Person, in and to all real estate owned or leased by such Person and which are used by such Person in connection with the operation of its business.

“Recognized Revenues” means any revenues of the Company (or its Subsidiary) recognized by Buyer, Alvarion Ltd. (or any of their Subsidiaries, including the Surviving Corporation), in accordance with the revenue recognition policy used in preparing the Company’s financial statements for the year ended December 31, 2010, from the sale of products and/or services and/or solutions of the Company and/or its Subsidiary (including as part of the Bundled Sale), provided however, that:

(i)  inter-company transactions between Buyer, Alvarion Ltd. and their Subsidiaries shall not be counted for the purposes of calculation of the Recognized Revenues; in such event, Recognized Revenues will be determined based on the Recognized Revenues when such product or solution is sold, or when services are provided, to third-parties; and

(ii) with respect to sales or services or solutions which are not a "stand-alone" but rather sold or provided as part of a "bundled sale" (the "Bundled Sale"), the term “Recognized Revenues” shall mean the actual Recognized Revenues recorded  for such Bundled Sale multiplied by a fraction (X) the numerator of which is the price of the Company and/or its Subsidiary's product, service or solution included in such Bundled Sale (as set forth in the formal price list as in effect at such time minus any discounts given by the Company or its Subsidiary with respect to such Bundled Sale) and (Y) the denominator of which is the aggregate sum of (1) such price of the Company and/or its Subsidiary's product, service or solution included in such Bundled Sale (as set forth in the formal price list as in effect at such time minus any discounts given by the Company or its Subsidiary with respect to such Bundled Sale), plus (2) the price for the other products, services and solutions included in such Bundled Sale (as set forth in the formal price list as in effect at such time).

"Rights Holders" means, any holders of Company Capital Stock or Carve-Out Plan Participants eligible to receive any portion of the Merger Consideration pursuant to the terms of this Agreement.

"Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Series A Preferred Stock" means the shares of Series A Preferred Stock of the Company, $0.001 par value per share.

"Shareholders Agreements" means the Company's Eighth Amended and Restated Stockholders Rights Agreement by and among the Company and certain of its stockholders listed therein, dated September 30, 2010 and the Amended and Restated Voting Agreement between the Company, Yoya LLC, R&R LLC and certain holders of Series A Preferred Stock, dated August 15, 2007.

"Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person owns or controls, directly or indirectly, above 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

"Tax" means any applicable federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer, excise, capital, or net worth tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest thereon or penalty imposed with respect thereto by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined, or any other basis, and shall include any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement, or otherwise).

"Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

"Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any Israeli jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

"Total Earnout Amount" means the Revenues Earnout Amount, minus any setoffs provided for in Article VII.

"Transaction Documents" means this Agreement and any and all other Contracts, certificates and documents contemplated to be delivered or executed in connection with this Agreement and the transactions contemplated hereby.

Section 1.2 Table of Definitions.  The following words and terms have the meanings set forth in the Sections referenced below:

"Adjustment Shortfall Amount" – Section 2.8(f/g)
"Affiliated Persons" – Section 4.19
"Buyer Fundamental Representations" – Section 7.1(a)
"Buyer Indemnitees" – Section 7.2(a)
"Cap" – Section 7.2(c)
"Certificates" – Section 2.6(f)
"Certificate of Merger" – Section 2.2(b)
"Claim Notice" – Section 7.4(a)
"Closing – Section 2.2(a)
"Closing Date" – Section 2.2(a)
"Closing Payment" – Section 2.6(a)
"Company Balance Sheet" – Section 4.5(a)
"Company Balance Sheet Date" – Section 4.5(a)
"Company Business Personnel" – Section 4.15(b)
"Company Charter" – Section 4.1(a)
"Company Corporate Representations" – Section 7.1(b)
"Company Disclosure Letter" – preamble to Article IV
"Company Fundamental Representations" – Section 7.1(c)
"Company Owned Registered IP" – Section 4.16(b)
"Company Patents" – Section 4.16(b)
"Company Permits" – Section 4.9(a)
"Company Plan" – Section 4.13(c)
"Company Representatives" – Section 6.5(a)
"Company Registered Copyrights" – Section 4.16(b)
"Company Registered IP" – Section 4.16(b)
"Company Registered Marks" – Section 4.16(b)
"Company Securities" – Section 4.2(b)
"Company Stockholder Approval" – Section 4.3(c)
"Compensation Agreements" – Section 4.12(a)
"Compensation Package" – Section 4.15(a)
"Copyrights" – Section 4.16(a)
"Disagreement Notice" – Section 7.4(b)
"Dispute Amount" – Section 2.8(d)
"Dispute Items" – Section 2.9(e)(i)
"Dispute Resolution Date" – Section 7.4(d)
"Dispute Resolution Period" – Section 7.4(c)
"Draft Final Adjustment Statement" – Section 2.8(a)
"Earnout Review Period" – Section 2.9(c)
"Earnout Schedule" – Section 2.9(c)
"Effective Time" – Section 2.2(b)

"ERISA" – Section 4.13(a)
"Estimated Adjustment Statement" – Section 2.7(a)
"Final Adjustment Statement" – Section 2.8(c)
"Financial Statements" – Section 4.5(a)
"First Earnout Period" – Section 2.9(a)
"Fraud" – Section 7.1(d)
"Grants" – Section 4.7(b)
"IFRS" – Section 4.5(b)
"Inbound License Agreements" – Section 4.16(f)
"Indemnifying Party" – Section 7.2(c)
"Indemnitees" – Section 7.2(b)
"Independent Accountant" – Section 2.8(d)
"Insurance Policies" – Section 4.18
"Intellectual Property" – Section 2.16(a)
"Letter of Transmittal" – Section 2.6(f)
"IP Representations" – Section 7.1(b)
"Letter of Undertaking" – Section 2.6(f)
"Marks" – Section 4.16(a)
"Material Contracts" – Section 4.12(b)
"New Litigation Claim" – Section 6.10
"Open Source Licenses" – Section 4.16(i)
"Outbound License Agreements" – Section 4.16(f)
"Patents" – Section 4.16(a)
"Payment Fund Termination Date" – Section 2.6(i)
"Payoff Letter" – Section 2.6(k)
"Released Parties" - Section 6.3
"Resolution Period" – Section 2.8(c)
"Review Period" – Section 2.8(b)
"Revenues Earnout Amount" – Section 2.9(a)
"Schedule of Expenses" – Section 2.6(j)(i)
"Second Earnout Period" – Section 2.9(a)
"Section 102" – Section 4.13(a)
"Section 401(a)" – Section 4.13(a)
"Seller Indemnitees" – Section 7.2(b)
"Shareholder Representative" – Section 7.6(a)
"Shareholder Representative Fund" – Section 2.6(e)(iii)
"Shareholder Tax Ruling" – Section 2.11(a)
"Significant Customer" – Section 4.17(a)
"Significant Supplier" – Section 4.17(b)
"Statement of Objection" – Section 2.8(c)
"Stockholders Written Consent Effective Time" – Section 6.4(a)
"Surviving Corporation" - Section 2.1
"Termination Date" – Section 9.1(b)
"Threshold" – Section 7.2(c)
"Trademarks" – Section 4.16(a)

Article II
THE MERGER

Section 2.1  The Merger.  Upon the terms and subject to the conditions hereof, at the Effective Time and in accordance with the DGCL, Sub shall be merged with and into the Company. Following the Merger (i) the separate corporate existence of Sub shall cease and (ii) the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

Section 2.2  Closing; Effective Time.

(a)            The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Meitar, Liquornik, Geva & Leshem, Brandwein, Law Offices, 16 Abba Hillel Road, Ramat Gan 52506, Israel, at a time and on a date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of all the conditions set forth in Article VIII to be satisfied or waived (other than those respective conditions that by their nature are to be satisfied at the Closing). The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date".

(b)           Subject to the terms and conditions set forth in this Agreement, on the Closing Date:  (i) a Certificate of Merger (the "Certificate of Merger") substantially in the form of Exhibit G attached hereto shall be duly executed by the Company and Sub and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and (ii) the parties shall make such other filings with the Secretary of State of the State of Delaware as shall be necessary to effect the Merger.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Buyer and the Company may agree upon and as shall be set forth in the Certificate of Merger.  The date and time when the Merger shall become effective is referred to herein as the "Effective Time".

Section 2.3 Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation and By-laws; Directors and Officers; Subsequent Actions.

(a)           From and after the Effective Time, (i) the Certificate of Incorporation of Sub in effect at the Effective Time will be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law and (ii) the By-laws of Sub in effect at the Effective Time will be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

(b)           From and after the Effective Time, (i) the directors of Sub immediately prior to the Effective Time shall automatically, and without further action, be all of the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (ii) the officers of Sub at the Effective Time shall be all of the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(c)           If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

Section 2.5 Effect on Company Capital Stock, Company Stock Options and Company Warrants.  Subject to the terms and conditions of Section 2.6 and Section 2.11, at the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any capital stock of the Constituent Corporations:

(a)           Capital Stock of Sub.  Each issued and outstanding share of common stock, par value $0.001 per share, of Sub shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation issued and outstanding immediately after the Effective Time.

(b)           Treasury Shares.  All shares of the Company Capital Stock that are held in the treasury of the Company shall automatically be cancelled and retired and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c)           Conversion of Company Common Stock.

(i)            Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be cancelled and extinguished and be converted into and become the right to receive, from Buyer (which may act through the Paying Agent), subject to the provisions of Section 2.6(b) and  Article VII, an amount equal to the amount set forth in the Allocation Spreadsheet in respect of each share of Company Common Stock, in each case payable in accordance with the provisions of this Article II. The amount of cash each holder of Company Common Stock is entitled to receive shall be rounded to the nearest cent, and computed after aggregating all cash amounts for all shares of Company Common Stock held by such holder of Company Common Stock.

(ii)            The Allocation Spreadsheet sets forth for each holder of shares of Company Common Stock (A) the number of shares of Company Common Stock held by such holder, and (B) such holder’s Pro-Rata Portion out of the Merger Consideration. The Allocation Spreadsheet shall be deemed a Company Fundamental Representation and shall not be subject to the Threshold.

(d)           Conversion of Company Preferred Stock.

(i)            Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be cancelled and extinguished and be converted into and become a right to receive, from Buyer (which may act through the Paying Agent), subject to the provisions of Section 2.6(b) and  Article VII, an amount equal to the amount set forth in the Allocation Spreadsheet in respect of each share of Series A Preferred Stock, in each case payable in accordance with the provisions of this Article II. The amount of cash each holder of Company Preferred Stock is entitled to receive shall be rounded to the nearest cent, and computed after aggregating all cash amounts for all shares of Company Preferred Stock held by such holder of Company Preferred Stock.

(ii)            The Allocation Spreadsheet sets forth for each holder of shares of Company Preferred Stock (A) the number of shares of Company Preferred Stock held by such holder, and (B) such holder’s Pro-Rata Portion out of the Merger Consideration.

(e)           Company Options. At the Effective Time, each Company Stock Option that is unexpired, unexercised, vested (including pursuant to the acceleration provisions of the Company Stock Option Plans) and outstanding immediately prior to the Closing may be duly exercised by the holder thereof in accordance with the Company Stock Option Plans. Each share of Company Common Stock issued pursuant to the exercise of Company Stock Options as aforesaid shall be automatically converted pursuant to the terms of Section 2.5(c). Each Company Stock Option that is unexpired, unexercised (whether vested or unvested) and outstanding as of the Effective Time, will by virtue of the Merger, and without any further action on the part of any holder thereof, be cancelled and extinguished.

(f)           Company Warrants. At the Effective Time, each Company Warrant that is unexpired, unexercised, vested and outstanding immediately prior to the Closing may be duly exercised by the holder thereof in accordance with its terms. Each share of Company Capital Stock issued pursuant to the exercise of a Company Warrant as aforesaid shall be automatically converted pursuant to the terms of Section 2.5(c) or Section 2.5(d), as applicable. Each Company Warrant that is unexpired, unexercised (whether vested or unvested) and outstanding as of the Effective Time, will by virtue of the Merger, and without any further action on the part of any holder thereof, be cancelled and extinguished.

(g)           Dissenting Shares. Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Section 262 of the DGCL. Each holder of Dissenting Shares who, pursuant to the provisions of DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into and represent the right to receive the applicable portion of Merger Consideration, without interest, in respect of such shares as if such shares never had been Dissenting Shares, and Buyer shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified herein, following the satisfaction of the applicable conditions set forth in Article VIII, the consideration to which such holder would be entitled in respect thereof under this Section 2.5, if any, as if such shares never had been Dissenting Shares. From and after the Effective Time, the Shareholders Representative shall be entitled to: (i) receive from the Company prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to DGCL and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal or purchase under DGCL, including reaching a settlement with the applicable holder of Dissenting Shares (provided any such settlement shall only provide monetary relief to the holder of Dissenting Shares). The Company and the Buyer shall not, except with the prior written consent of the Shareholders Representative, which shall not be unreasonably withheld, or as otherwise required under the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The Shareholders Representative shall promptly provide Buyer with updates relating to legal proceedings involving appraisal rights claims, the payout and delivery of consideration under this Agreement to the holders of Company Capital Stock (other than to holders of Dissenting Shares who shall be treated as provided in this Section 2.5(g) and under the DGCL) shall not be affected by the exercise or potential exercise of appraisal rights under the DGCL by any other holder of Company Capital Stock, subject to the satisfaction of the condition set forth in Section 8.3.

Section 2.6 Payment and Deposit of Merger Consideration.

(a)           Subject to the terms and conditions herein, at the Effective Time, Buyer shall transfer to the Paying Agent, for the benefit of each of the Rights Holders who are entitled to receive part of the Merger Consideration in accordance with the Allocation Spreadsheet, in immediately available funds, an amount equal to such Rights Holder's Pro-Rata Portion of: (i) US$26,500,000, minus/plus (ii) the Purchase Price Adjustment Amount, to the extent such amount is a negative amount, calculated based on the Estimated Adjustment Statement, minus (iii) the Escrow Amount; minus (iv) the Company Transaction Expenses; minus (v) the Convertible Loan Repayment Amount (the amounts referred to in clauses (i) through (v) are referred to, collectively, as the "Closing Payment"). The Paying Agent shall promptly pay to each Rights Holder, in accordance with the provisions hereof and the provisions of the Paying Agent Agreement, the applicable amount of the Closing Payment payable to it hereunder.

(b)           Subject to the terms and conditions herein, at the Effective Time, Buyer shall transfer to the Escrow Agent the Escrow Amount, in immediately available funds, to be deposited in the Escrow Account. Such amounts shall be released by the Escrow Agent to the Rights Holders, as provided in the Allocation Spreadsheet, on or immediately following the Escrow Termination Date or any subsequent Dispute Resolution Date (to the extent that upon the Escrow Termination Date, there exists an outstanding Claim Notice which was not yet resolved pursuant to a Dispute Resolution), if applicable, subject to the provisions hereof and the provisions of the Escrow Agreement and less any amounts distributed to the Purchaser pursuant to Article VII.

(c)           Subject to the terms and conditions herein, at the Earnout Payment Date Buyer shall transfer to the Paying Agent, for the benefit of each of the Rights Holders who are entitled to receive part of the Merger Consideration in accordance with the Allocation Spreadsheet, in immediately available funds, an amount equal to such Rights Holder's Pro-Rata Portion of the respective portion of the Total Earnout Amount. The Paying Agent shall promptly pay to each Rights Holder the applicable amount due to it in accordance with the provisions hereof and the provisions of the Paying Agent Agreement.

(d)           Not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to the Buyer the Allocation Spreadsheet which shall set forth (i) the account or accounts to which the Buyer and/or the Paying Agent shall transfer funds in respect of the Merger Consideration, and (ii) the Pro-Rata Portion applicable to each Rights Holder. The Pro-Rata Portions set forth in the Allocation Spreadsheet shall be consistent with the liquidation preferences, the Carve-Out Plan and each other requirement of the certificate of incorporation of the Company and any agreement between the Company and its security holders. So long as the Buyer shall have paid to the Rights Holders an aggregate amount equal to the Merger Consideration (as may be adjusted or reduced pursuant to the terms of this Agreement) in accordance with the Allocation Spreadsheet, neither the Buyer nor the Surviving Corporation shall have any liability to any Person for any errors or omissions by the Company or any Rights Holders in the preparation of the Allocation Spreadsheet.

(e)           Paying Agent.

(i)            The Paying Agent shall be designated by Buyer to act as paying agent in connection with the Merger pursuant to the Paying Agent Agreement and the provisions hereof. The appointment by Buyer of the Paying Agent hereunder shall not relieve Buyer of its payment obligations to the Rights Holders, as set forth in this Agreement.

(ii)            Pursuant to the Paying Agent Agreement, the Paying Agent will transfer to the Rights Holders in accordance with the Allocation Spreadsheet, after deducting the applicable Tax withholding amounts pursuant to Section 2.11 below, if any, and any remaining parts of the payments made to the Shareholders Representative pursuant to Section 7.6, the Closing Payment, the Total Earnout Amount and the Shareholder Representative Fund. Notwithstanding anything to the contrary provided for in this Agreement, in the event that the Carve-Out Tax Ruling, if obtained, provides that Merger Consideration payable to the Carve-Out Plan Participants has to be delivered to the Carve-Out Trustee, then, the  Buyer or the Paying Agent will make payments of the Merger Consideration that such holder is entitled to receive hereunder (as set forth under Section 2.6(h)(i) and Section 2.6(h)(ii)) directly to the Carve-Out Trustee (for the benefit of the Carve-Out Plan Participants), in accordance with the agreement with the Carve-Out Trustee and Applicable Law (including, without limitation, the provisions of Section 102 of the Israeli Income Tax Ordinance and the regulations and rules promulgated thereunder, including, where applicable, the Carve-Out Tax Ruling or any other approval from the ITA received either by the Company or Buyer and the completion of any required Section 102 Trust Period, each of the foregoing, to the extent applicable).

(iii)            In addition, at the Closing, the Paying Agent shall retain out of the Closing Payment for the benefit of the Shareholder Representative an aggregate amount of US$75,000, all as set forth in Section 7.6 hereto and the Paying Agent Agreement (the "Shareholder Representative Fund").

(iv)            Any and all interest or other amount accrued on any portion of the Merger Consideration, from the time of deposit thereof by Buyer with the Paying Agent until the payment thereof by the Paying Agent to the Rights Holders, shall be paid by the Paying Agent to the applicable Rights Holder concurrently with the payment of the applicable portion of the Merger Consideration, subject to any Tax withholding requirement under Applicable Law.

(f)           Notice of Exchange.  Promptly but in any event within not more than two (2) Business Days after the Effective Time, Buyer shall cause (i) the Paying Agent to mail to each holder of record, as of the Effective Time, of any outstanding certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding shares of Company Capital Stock (the "Certificates"), a letter of transmittal, substantially in the form attached hereto as Exhibit H (the "Stockholder Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates or an affidavit regarding the loss thereof (if applicable) in exchange for payment therefor,  and (ii) the Paying Agent to mail to each Carve-Out Plan Participant a letter of transmittal substantially in the form attached hereto as Exhibit I (the "Carve-Out Participant Letter of Transmittal") (to the extent not previously delivered to the Paying Agent).

(g)           Payment by Paying Agent and Escrow Agent to Holders of Company Capital Stock.  Upon the surrender to the Paying Agent of each Certificate representing shares of Company Capital Stock (or an affidavit of lost certificate, as provided in Section 2.13) and a duly executed Stockholder Letter of Transmittal related thereto (the "Holder Surrendering Date"), such Certificate shall, after such surrender, be marked as cancelled, and the holder of such Certificate shall then be entitled to receive, in exchange therefor, via wire transfer of immediately available funds:

(i)            On or promptly after the Effective Time (but in any event within three (3) Business Days from the Holder Surrendering Date), such holder’s Pro-Rata Portion of the Closing Payment payable in accordance with the provisions hereof on the Effective Date; and

(ii)           On or promptly, but within three (3) Business Days, after the Earnout Payment Date, such holder’s Pro-Rata Portion of the Total Earnout Amount, if applicable; and

(iii)          On or promptly after the Escrow Termination Date, such holder’s Pro-Rata Portion of the amounts released from the Escrow Account by the Escrow Agent to the Rights Holders in accordance with the provisions hereof and the provisions of the Escrow Agreement; and

(iv)          On or promptly after each Dispute Resolution Date subsequent to the Escrow Termination Date, if applicable, such holder’s Pro-Rata Portion of the applicable portion of the amounts released from the Escrow Account to the Rights Holders by the Escrow Agent in accordance with the provisions hereof and the provisions of the Escrow Agreement.

(v)           Any Rights Holder who is a holder of record as of the Effective Time who has not surrendered a duly executed copy of the Stockholder Letter of Transmittal, in accordance with the provisions of Article II hereof prior to a Payment Fund Termination Date (as defined herein) shall thereafter look only to Buyer and only as general creditor thereof for payment of its claim for cash, if any, to which such holders may be entitled pursuant to the terms of this Agreement.

(h)           Payment by Paying Agent and Escrow Agent to Carve-Out Plan Participants. Upon the surrender to the Paying Agent of each Carve-Out Participant Letter of Transmittal by a Carve-Out Plan Participant (the "Participant Surrendering Date"), the Paying Agent or the Escrow Agent, as applicable, shall pay or release to such Carve-Out Plan Participant (or the Carve-Out Trustee, if applicable, pursuant to Section 2.6(e)(ii)), by check or via wire transfer of immediately available funds:

(i)            On or promptly after the Effective Time (but in any event within three (3) Business Days from the Participant Surrendering Date), such Carve-Out Plan Participant’s Pro-Rata Portion of the Closing Payment payable in accordance with the provisions hereof on the Effective Date; and

(ii)           On or promptly, but within three (3) Business Days, after the  Earnout Payment Date, such holder’s Pro-Rata Portion of the Total Earnout Amount, if applicable; and

(iii)          On or promptly after the Escrow Termination Date, such Carve-Out Plan Participant’s Pro-Rata Portion of the amounts released from the Escrow Account to the Carve-Out Plan Participants by the Escrow Agent in accordance with the provisions hereof and the provisions of the Escrow Agreement; and

(iv)          On or promptly after each Dispute Resolution Date subsequent to the Escrow Termination Date, if applicable, such Carve-Out Plan Participant’s Pro-Rata Portion of the applicable portion of the amounts released from the Escrow Account to the Carve-Out Plan Participants by the Escrow Agent in accordance with the provisions hereof and the provisions of the Escrow Agreement.

(v)           Any Carve-Out Plan Participant who has not surrendered a duly executed copy of the Carve-Out Participant Letter of Transmittal, in accordance with the provisions of Article II hereof prior to a Payment Fund Termination Date (as defined herein) shall thereafter look only to Buyer and only as general creditor thereof for payment of its claim for cash, if any, to which such Carve-Out Plan Participants may be entitled pursuant to the terms of this Agreement.

Notwithstanding the foregoing, and only with respect to such Carve-Out Plan Participants identified as "employees" in the Allocation Spreadsheet,  in the event that the Carve-Out Tax Ruling is not provided to the Paying Agent prior to making any of the payments of the Merger Consideration by the Paying Agent to such Persons, the Paying Agent shall deposit with the Company (or its payroll service provider, if designated by the Buyer on or promptly prior to each such payment date), the aggregate amount of cash to be paid to such Carve-Out Plan Participants, and on the immediately upcoming salary payment date thereafter, the Buyer shall cause the Company or its payroll service provider to pay each such Carve-Out Plan Participant the amount which such Carve-Out Plan Participant is entitled to receive pursuant to this Agreement. For the avoidance of any doubt, Paying Agent shall not deduct any withholding Taxes upon deposition of the foregoing amount by the Paying Agent to the Company or its payroll service provider, as the case may be, and the Company shall be entitled to withhold such Taxes as required under Applicable Law.

(i)            Termination of Payment Fund.  Any portion of the Merger Consideration  which remains undistributed to the Carve-Out Trustee or a Rights Holder for six (6) months after the respective payment date thereof in accordance with the provisions of this Agreement (each such sixth month anniversary, a "Payment Fund Termination Date"), shall be delivered by the Paying Agent to Buyer.

(j)           Payment of the Company Transaction Expenses.

(i)            The Company Transaction Expenses estimated as of the date hereof are as set forth in the Allocation Spreadsheet.  Not less than five (5) calendar days prior to the anticipated Closing Date, the Company shall prepare and deliver to the Buyer an itemized schedule (the "Schedule of Expenses") containing: (A) a true and complete list of all Company Transaction Expenses that have been paid or accrued as of such date, (B) a true and complete list of all Company Transaction Expenses (including without limitations, a good faith estimate of Company Transaction Expenses that are expected to be payable after the Effective Time), together with a certificate of an authorized officer of the Company certifying the accuracy and completeness of the Schedule of Expenses which shall be deemed a representation of the Company, and any Losses incurred by the Buyer as a result of any inaccuracies in the Schedule of Expenses shall not be subject to the Threshold.

(ii)            Concurrently with the Closing, the Buyer shall pay or cause to be paid, in accordance with instructions provided by the Company, all unpaid Company Transaction Expenses, to the extent incurred and provided for payment to the Company prior to or on the Closing Date.

(k)           Payment of Convertible Loans.

(i)            Not later than five (5) Business Days prior to the Closing Date, the Company shall furnish to the Buyer customary payoff letters in the from attached hereto as Exhibit J (each, a “Payoff Letter”) from the lenders of the Convertible Loans, which Payoff Letters shall (i) indicate the Convertible Loans Repayment Amount (as of the Closing Date) and (ii) state that all rights under the Convertible Loans and all Liens in connection therewith relating to the assets and the business of the Company, if any, shall be, upon the payment of the Convertible Loans Repayment Amount on the Closing Date, released and terminated.

(ii)            Concurrently with the Closing, the Buyer shall cause to be paid through the Paying Agent, on behalf of the Company, to such entities who executed the Payoff Letters, to one or more accounts specified in the Payoff Letters, the Convertible Loans Repayment Amount.

(l)            Retention of Employees. Notwithstanding anything herein to the contrary, pursuant to the agreement of certain employees and consultants of the Company listed in Exhibit C attached hereto, certain amounts out of the Merger Consideration payable to such employees/consultants shall be delivered by the Paying Agent to the Escrow Agent, to be held and released by the Escrow Agent pursuant to the terms of the applicable Amendment to Engagement Agreements and the Escrow Agreement.

(m)          Neither Buyer nor the Surviving Corporation nor any of their representatives or agents shall be liable to any holder of shares for cash constituting Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.7 Closing Adjustment.

(a)           Not less than five (5) calendar days prior to the anticipated Closing Date, the Company shall prepare and deliver to the Buyer a preliminary estimated statement in the form attached hereto as Exhibit L of the Purchase Price Adjustment Amount as of the Closing Date, certified by an authorized officer of the Company which shall include a good faith determination of the Closing Date Debt and the Closing Date Cash (the “Estimated Adjustment Statement”). The Company shall make available to the Buyer all information, documents and data that are reasonably necessary and requested by the Buyer in order to facilitate a review and examination of the information included in the Estimated Adjustment Statement.

(b)           Not less than three (3) calendar days prior to the anticipated Closing Date, the Buyer shall notify the Company in the event that it disputes in good faith any information included in the Estimated Adjustment Statement, it being understood and agreed that any failure to do so with respect to any such particular information shall not prejudice in any way the Buyer’s rights, solely to the extent arising pursuant to Section 2.8. Prior to the Closing Date, the Company and the Buyer shall negotiate in good faith to resolve any such dispute, and the amount so agreed following such negotiations shall be the Closing Date Cash and the Closing Date Debt, as applicable, for purposes of the Closing.  If the Company and the Buyer are unable to resolve any such dispute, such dispute shall not delay the Closing, and the Closing Date Cash and Closing Date Debt, as applicable, set forth in the Estimated Adjustment Statement (unless otherwise agreed) and the Purchase Price Adjustment Amount derived therefrom shall be the amounts used for the purposes of the Closing, without prejudice to the Buyer’s rights pursuant to Section 2.8.

(c)           If, after the delivery of the Estimated Adjustment Statement but prior to the Closing, there shall be a change in any component thereof, the Company and the Shareholder Representative shall update the Estimated Adjustment Statement and the Purchase Price Adjustment Amount derived therefrom accordingly to reflect such change.  If, for any reason, the Closing Date shall be postponed, the foregoing obligations shall again apply with respect to such postponed Closing Date.

Section 2.8 Final Adjustment. Within sixty (60) calendar days after the Closing Date, the Buyer shall cause to be prepared by the Buyer Accountant and delivered to the Shareholder Representative, at Buyer's expense (i) a consolidated balance sheet of the Company and its Subsidiary as of the Closing Date, and (ii) a statement of the Purchase Price Adjustment Amount as of the Closing Date based on such consolidated balance sheet, together with supporting calculations, setting forth the Buyer’s good faith determination of the Closing Date Debt and the Closing Date Cash and the Purchase Price Adjustment Amount derived therefrom (collectively, the “Draft Final Adjustment Statement”). The Draft Final Adjustment Statement shall (i) fairly present the financial position of the Company and its Subsidiary as at the close of the applicable Business Day in accordance with IFRS, and (ii) include line items substantially consistent with those in the Financial Statements. If the Buyer fails to deliver the Draft Final Adjustment Statement before the expiration of the foregoing 60-day period, the Estimated Adjustment Statement shall be deemed as a Final Adjustment Statement (as defined below) for the purposes hereof.

(b)           After receipt of the Draft Final Adjustment Statement, the Shareholder Representative shall have thirty (30) calendar days after the date of receipt thereof (the “Review Period”) to review the Draft Final Adjustment Statement. During the Review Period, the Shareholder Representative and its accountants shall have reasonable access to the books and records of the Company and its Subsidiary, the personnel of, and work papers prepared by, the Buyer to the extent that they relate to the Draft Final Adjustment Statement and to such historical financial information relating thereto as the Shareholder Representative and/or its accountants may reasonably request for the purpose of reviewing the Draft Final Adjustment Statement and to prepare any Statement of Objections (as hereinafter defined); provided that such access shall be during normal business hours.

(c)           On or prior to the last day of the Review Period, the Shareholder Representative may object to the Draft Final Adjustment Statement by delivering to the Buyer a written statement setting forth the Shareholder Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Shareholder Representative’s disagreement therewith (the “Statement of Objections”).  If the Shareholder Representative fails to deliver a Statement of Objections before the expiration of the Review Period, or if it agrees in writing to the Draft Final Adjustment Statement, the Draft Final Adjustment Statement and the Purchase Price Adjustment Amount derived therefrom shall be deemed to have been accepted by the Shareholder Representative and shall be the final and binding adjustment statement (the “Final Adjustment Statement”). If the Shareholder Representative delivers the Statement of Objections before the expiration of the Review Period, the Buyer and the Shareholder Representative shall negotiate in good faith to resolve such objections within thirty (30) calendar days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Draft Final Adjustment Statement, as so resolved, shall be the Final Adjustment Statement.

(d)           If the Shareholder Representative and the Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then the total absolute amount of the Draft Final Adjustment Statement  remaining in dispute (the “Disputed Amounts”) shall be submitted within ten (10) calendar days from the end of the Resolution Period for resolution to (i) the office of Deloitte Israel or, (ii) if it is unable to serve, the Buyer and the Shareholder Representative shall appoint by mutual agreement an independent certified public accounting firm other than the Company’s Accountants or the Buyer’s Accountants (any such firm, the "Independent Accountants") who, having the privileges, powers and immunities of an arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Purchase Price Adjustment Amount and the Draft Final Adjustment Statement.  The parties hereto agree that all adjustments shall be made without regard to materiality.  The Independent Accountants shall decide on the Final Adjustment Amount based only on adjustments due to the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Draft Final Adjustment Statement and the Statement of Objections, respectively.  Each of the Buyer and the Shareholder Representative shall submit a statement of its position and supporting documentation within ten (10) calendar days of engagement of the Independent Accountants.  The Independent Accountants shall make a determination regarding the Final Adjustment Statements as soon as practicable, and in any event within thirty (30) calendar days after their engagement.  The Independent Accountants shall prepare a written statement setting forth their resolution of the Disputed Amounts and adjustments to the Draft Final Adjustment Statement (and the Purchase Price Adjustment Amount derived therefrom), which shall be the Final Adjustment Statement.

(e)           The Shareholder Representative, on behalf of the Rights Holders, shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the sum of the absolute values of the Disputed Amounts submitted to the Independent Accountants that are resolved in favor of the Buyer (that being the difference between the Independent Accountants’ determination and the Shareholder Representative’s determination) and the denominator of which is the sum of the absolute values of all the Disputed Amounts submitted to the Independent Accountants (that being the absolute sums of the Dispute Amounts).  The Buyer shall pay that portion of the fees and expenses of the Independent Accountants that the Shareholder Representative is not required to bear hereunder.

(f)           If the Purchase Price Adjustment Amount set forth on the Final Adjustment Statement provides for a lower Merger Consideration than the Merger Consideration calculated based on the Estimated Adjustment Statement and actually paid by the Buyer on the Effective Time (such amount, the “Adjustment Shortfall Amount”), then, the Adjustment Shortfall Amount shall be reimbursed to Buyer in accordance with the provisions of Article VII herein as if such payment was a Claim Notice approved by the Shareholders Representative.

(g)           Any payments made pursuant to this Section 2.8 shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Applicable Law.

Section 2.9  Contingent Payment

(a)           The Rights Holders (according to their respective Pro-Rata Portions set forth in the Allocation Spreadsheet) shall be entitled to receive up to an additional aggregate amount (the "Revenues Earnout Amount") of (i) up to US$3,500,000 in case the Recognized Revenues for the period commencing on October 1, 2011 and ending on December 31, 2011 (the "Earnout Period") exceed US$3,500,000, which amount shall represent 75% of such Recognized Revenues exceeding US$3,500,000, plus (ii) US$250,000 in case the Recognized Revenues for the Earnout Period equal or exceed US$5,000,000.

(b)           Buyer shall deliver to the Shareholder Representative (i) within five (5) Business Days following the approval of Buyer's reviewed financial statements for the last calendar quarter of the calendar year 2011 (but in any event, not later than within 45 days following expiration of such financial quarter), a reasonably detailed schedule certified by an authorized officer of the Buyer setting forth the computation of Recognized Revenues for the relevant calendar quarter and the resulting Revenues Earnout Amount to become payable for such period, or, if there are no Recognized Revenues, stating that no Recognized Revenues exist, and (ii) by January 5, 2012, a reasonably detailed projection schedule certified by an authorized officer of the Buyer setting forth the projected Recognized Revenues for the Earnout Period.

(c)           Not later than five (5) Business Days after the approval and/or publication of Buyer's audited financial statements for the calendar year 2011 (but in any event, not later than on March 31, 2012), the Buyer shall deliver to the Shareholder Representative a reasonably detailed schedule certified by an authorized officer of the Buyer and by the Buyer Accountant (an “Earnout Schedule”) setting forth the computation of Recognized Revenues for the Earnout Period and the resulting Revenues Earnout Amount for such period, or, if there is no Revenues Earnout Amount to be made, stating that no Revenues Earnout Amount is to be made.  After receipt of the Earnout Schedule, the Shareholder Representative shall have thirty (30) Business Days (the “Earnout Review Period”) to review the Earnout Schedule and provide it for the review of its accountants.  During the Earnout Review Period, the Shareholder Representative and its accountant shall have reasonable access to the books and records of the Buyer and the Surviving Corporation, the personnel of, and work papers prepared by, the Buyer to the extent that they relate to the Earnout Schedule and to such historical financial information relating thereto as the Shareholder Representative may reasonably request for the purpose of reviewing the Earnout Schedule and to prepare any objections thereto; provided that such access shall be during normal business hours.

(d)           If the Shareholder Representative, on or prior to the last day of the respective Earnout Review Period, will not give the Buyer a notice objecting thereto and specifying, in reasonable detail, the basis for each such objection and the amount in dispute, or if the Shareholder Representative agrees in writing to the Earnout Schedule, such Earnout Schedule and the Revenues Earnout Amount, if any, resulting therefrom shall be final and binding upon the Buyer and the Shareholder Representative.  If a timely notice of dispute of such Earnout Schedule is delivered to the Buyer, then such Earnout Schedule for the Earnout Period (as revised in accordance with Section 2.9(e) below) shall become final and binding upon the parties on the earlier of the date (i) the Shareholder Representative and the Buyer resolve in writing any differences they have with respect to any matter specified in the notice of dispute, or (ii) any matters in dispute are finally resolved pursuant to Section 2.9(e) below.

(e)           Any dispute relating to the Revenues Earnout Amount shall be resolved pursuant to the following provisions:

(i)            If the Shareholder Representative has timely disputed any calculations shown in an Earnout Schedule, then during the thirty (30) calendar days immediately following the delivery of a notice of dispute, the Shareholder Representative and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the notice of dispute.  If the parties are unable to resolve such dispute within such 30-day period, then such dispute shall be finally resolved by the Independent Accountants in accordance with the procedures set forth in the next paragraph.

(ii)            Within 10 days following the end of the 30-day period described in Section 2.9(e)(ii), the Shareholder Representative and the Buyer shall submit to the Independent Accountants for review and resolution all matters remaining in dispute (and only such matters) and that were included in the applicable notice of dispute (the “Disputed Items”). The Buyer and the Shareholder Representative shall instruct the Independent Accountants to review and resolve all of the Disputed Items.  The Buyer and the Shareholder Representative shall instruct the Independent Accountants to make a final determination of the Disputed Items in accordance with the guidelines and procedures set forth in this Agreement.  The Buyer and the Shareholder Representative shall cooperate with the Independent Accountants during the term of their engagement. The Independent Accountant’s determination shall be based solely on presentations by the Buyer and the Shareholder Representative that are in accordance with the guidelines and procedures set forth in this Agreement, and not on the basis of an independent review.  The resulting Earnout Schedule and the resulting Revenues Earnout Amount shall become final and binding on the parties hereto on the date the Independent Accountants deliver a final resolution in writing to the Buyer and the Shareholder Representative (which final resolution shall be requested by the parties to be delivered not more than thirty (30) calendar days following submission of such disputed matters). All of the fees and expenses of the Independent Accountants pursuant to this Section 2.9(e) shall be borne by the party who did not prevail the dispute (whether Buyer or the Shareholder Representative).

(f)           If any Total Earnout Amount shall be owed, the Buyer shall pay such amount, following the date such amount becomes final and binding amount pursuant to this Section 2.9 within five (5) Business Days (i) from the date on which the respective Earnout Schedule shall become final, or, (ii) to the extent Buyer is entitled to withhold such payment due to an outstanding indemnification claim as provided in Section 10.3 below, from the applicable Dispute Resolution Date and subject to the outcomes thereof (each such date, an "Earnout Payment Date"), in accordance with the terms of Section 2.6 above. So long as the Buyer shall have paid an aggregate amount equal to such Total Earnout Amount, the Buyer shall have no liability to any Person for any errors or omissions by the Company in the preparation of the Allocation Spreadsheet.

(g)           Any payments made pursuant to this Section 2.9 shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Applicable Law

Section 2.10  Assignment of Payment Rights. No Rights Holder, may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of the Merger Consideration other than by the laws of descent and distribution or succession; provided, however, that a Rights Holder may transfer his, her, or its right to receive any portion of the Merger Consideration to its Permitted Transferees, subject to sending a written notice to this effect to the Buyer, the Paying Agent and the Shareholder Representative, or otherwise as set forth in the Allocation Spreadsheet. Any transfer in violation of this Section 2.10 shall be null and void and shall not be recognized by Buyer or the Surviving Corporation.

Section 2.11  Taxes and Withholding.

(a)           Prior to the Effective Time or thereafter, the Company or any party who, as of immediately prior to the Effective Time, is a Rights Holder, may deliver to Buyer, the Paying Agent, the Escrow Agent or the Carve-Out Trustee a copy of a certificate, issued by the relevant Taxing Authority and setting forth the exemption or reduced rate of withholding of one or more of such Rights Holders from Tax withholding obligations imposed by the Israeli Income Tax Ordinance or any other Applicable Law, in each case, as and to the extent applicable, including without limitations, the Carve-Out Tax Ruling (each, a "Shareholder Tax Rulings").  It is clarified that a Shareholder Tax Ruling may relate specifically to the Merger, or may, alternatively, be more general in nature.  If Buyer or the Paying Agent, the Escrow Agent (or the Carve-Out Trustee, in case of holders of Carve-Out Plan Participants) has an obligation under Applicable Law to withhold on amounts payable pursuant to this Agreement and the Company or the relevant holder does not deliver such Shareholder Tax Rulings, then the Company authorizes Buyer, the Paying Agent, the Escrow Agent and the Carve-Out Trustee, as applicable, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to such Rights Holder such amounts as Buyer, the Paying Agent, the Escrow Agent or the Carve-Out Trustee is required to deduct and withhold under the Israeli Income Tax Ordinance or any other Applicable Law, as applicable to such Rights Holder; provided, however, that, subject to Applicable Law, the relevant Rights Holder shall be entitled to instruct in writhing Buyer, the Paying Agent, the Escrow Agent or the Carve-Out Trustee, as applicable, at least two (2) Business Days before any payment date hereunder, not to effect payment to such Rights Holder until such time after the Effective Time as such Rights Holder so instructs Buyer, the Paying Agent, the Escrow Agent or the Carve-Out Trustee, as applicable, in order to allow such Rights Holder sufficient time to seek the obtainment of the Shareholder Tax Ruling, and Buyer and/or the Paying Agent and/or Escrow Agent and/or the Carve-Out Trustee shall comply with such instruction, subject to Applicable Law, and shall only withhold Taxes if, at the time of actual payment, (i) the Shareholder Tax Ruling has not yet been obtained and presented to Buyer, the Paying Agent, the Escrow Agent or the Carve-Out Trustee (as applicable) (ii) the Shareholder Tax Ruling delivered to Buyer and/or the Paying Agent, the Escrow Agent and/or the Carve-Out Trustee provides for Tax withholding.  If the relevant Rights Holders does deliver a Shareholder Tax Ruling prior to payment of a particular portion of the Merger Consideration and such Shareholder Tax Ruling provides for an exemption from withholding or a reduced rate of withholding, then: (i) in case of a Shareholder Tax Ruling setting forth a reduced withholding amount, Buyer, the Paying Agent, the Escrow Agent or the Carve-Out Trustee (as applicable) shall only withhold Taxes with respect to such portion of the Merger Consideration required to be withheld under Applicable Law, taking into account the applicable Shareholder Tax Ruling; and (ii) in the case of a Shareholder Tax Ruling setting forth an exemption from withholding, Buyer or the Paying Agent, the Escrow Agent or the Carve-Out Trustee (as applicable) shall not withhold Taxes. For the avoidance of any doubt, the Shareholders Representative shall have the authority to require the Paying Agent and the Escrow Agent to delay payments to the Carve-Out Participants in accordance with the provisions hereof, provided however, that any individual Carve-Out Participant shall have the authority to require the Paying Agent or the Escrow Agent, as applicable, not to delay payments for such specific Carve-Out Participant, subject to withholding deductions in accordance with the provisions hereof (including if such Carve-Out Participant obtained an individual Shareholder Tax Ruling).

(b)           Notwithstanding anything to the contrary herein, any transfer of payments by Buyer to the Paying Agent or the Escrow Agent shall be made without making any Tax withholding deductions, provided that the Paying Agent and Escrow Agent are instructed by Buyer and the Company to make all required withholdings in accordance with the provisions hereof and the respective provisions of the Paying Agent Agreement and Escrow Agreement, as well as the provisions of any Applicable Law.

(c)           Buyer shall remit, and shall cause the Paying Agent to remit (as applicable), all withheld amounts to the appropriate Taxing Authorities to satisfy any Tax withholding obligations; provided, however, that deduction and withholding as aforesaid shall only be carried out if and at the time that the relevant payment is actually paid to the applicable Rights Holders.

(d)           To the extent that amounts are so withheld and remitted to the appropriate Taxing Authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Rights Holder in respect of which such deduction and withholding was made by Buyer or the Paying Agent.

(e)           Buyer shall provide, and shall cause the Paying Agent (as applicable) to provide to the applicable Rights Holders certifications evidencing any amounts withheld as Tax withholding from any payments made to them.

Section 2.12 No Further Ownership Rights in Shares of the Company Capital Stock. The Merger Consideration payable to the Rights Holders in accordance with the terms of Article II hereof shall, upon the Effective Time and thereafter, be deemed to constitute full satisfaction of all rights pertaining to the shares of Company Capital Stock.

Section 2.13  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the provision by such Person of a customary indemnity, reasonably acceptable to Buyer against any claim that may be made against Buyer with respect to such Certificate, Buyer will pay in exchange for such lost, stolen or destroyed Certificate the amounts to which the holders of shares of Company Capital Stock thereof are entitled pursuant to this Agreement.

Section 2.14  Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES
OF BUYER AND SUB

The Buyer and Sub hereby represent and warrant as set forth in this Article III, subject solely to the exceptions set forth in Schedule 3 hereto  (which exceptions shall specifically identify the section, subsection, paragraph or clause of a single section or subsection hereof, as applicable, to which such exception relates and be limited in their effect to such identified sections, subsections, paragraphs or clauses, except where it is apparent from the face of such disclosure that such exception relates to another section, subsection, paragraph or clause, in which case it shall also be applicable to such other provision without additional disclosure), that:

Section 3.1  Organization, Standing and Power. Each of Buyer and Sub is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its place of incorporation and has the requisite corporate power and authority to own, use and distribute its properties and, where applicable, carry on its business as now being conducted and as currently proposed by it to be conducted.

Section 3.2  Authority

(a)           Each of Buyer and Sub has all requisite corporate power and authority to enter into this Agreement and all other Transaction Documents and to consummate the transactions contemplated hereby and thereby, subject to the fulfillment of all conditions precedent set forth under Section 8.1 and Section 8.3 hereto. The execution and delivery of this Agreement and all other Transaction Documents by Buyer and Sub and the consummation by Buyer and Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of Buyer and Sub, subject to the filing of the Certificate of Merger as required by the DGCL and no other action on the part of Buyer or Sub is required to authorize the execution, delivery and performance of this Agreement and the consummation by Buyer and Sub of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Buyer and Sub, and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of Buyer and Sub enforceable against each of them in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(b)           Without limiting the generality of the foregoing, on or prior to the date of this Agreement, the respective Boards of Directors of Buyer and Sub have (i) declared the Merger advisable and fair to and in the interest of Buyer and Sub, and (ii) approved and adopted this Agreement in accordance with the DGCL.

Section 3.3  Consents and Approvals; No Violation.

(a)           Assuming that all consents, approvals, authorizations and other actions described in  Section 3.3(a) have been obtained and all filings and obligations described in Section 3.3(a) have been made, the execution and delivery of this Agreement or any other Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a benefit under, any provision of (i) the Articles of Associations of Buyer, as amended to date, (ii) the Certificate of Incorporation or the By-laws of Sub, (iii) any Contract to which Buyer or Sub are parties, or (iv) any Applicable Laws or Governmental Authorization, other than, in the case of clauses (iii) and (iv), any such violations, defaults, rights, losses, or Liens that, individually or in the aggregate, would not materially impair the ability of Buyer or Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby or thereby.

(b)           No filing or registration with, or authorization, consent or approval of any Governmental Entity is required by or with respect to Buyer or Sub in connection with the execution and delivery of this Agreement by Buyer or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such other consents, orders, authorizations, registrations, declarations, approvals and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Buyer, materially impair the ability of Buyer or Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby or thereby, and (iii) as set forth in Section 3.3(b).

Section 3.4  Brokers.  No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or Sub.

Section 3.5  Financing.  Buyer and Sub will have at the Effective Time sufficient funds to pay the relevant portions of the Merger Consideration pursuant to this Agreement and to perform Buyer’s and Sub’s obligations under this Agreement.

Section 3.6  Litigation.  There are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries that challenges the validity or propriety, or seek to, or would be reasonably expected to prevent the consummation of, the Merger.

Section 3.7  Ownership of Sub.  Sub is a wholly-owned subsidiary of Buyer.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer and Sub as set forth in this Article IV, subject solely to the exceptions set forth in the disclosure schedule delivered by the Company to Buyer and Sub (the "Company Disclosure Letter") (which exceptions shall specifically identify the section, subsection, paragraph or clause of a single section or subsection hereof, as applicable, to which such exception relates and be limited in their effect to such identified sections, subsections, paragraphs or clauses, except where it is apparent from the face of such disclosure that such exception relates to another section, subsection, paragraph or clause, in which case it shall also be applicable to such other provision without additional disclosure), that:

Section 4.1 Organization, Standing and Power.

(a)           Each of Company and its Subsidiary is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its place of incorporation, and has the requisite corporate power and authority to own, use and distribute its properties and to carry on its business as now being conducted and as currently proposed by it to be conducted. The Company and its Subsidiary are duly qualified to do business in each jurisdiction where the character of their properties owned or held under lease or the current nature of their activities makes such qualification necessary.  The Company has previously delivered to Buyer accurate and complete copies of the Certificate of Incorporation and the By-laws of the Company (together, the "Company Charter"), and the organizational documents of its Subsidiary, as currently in full force and effect.  Section 4.1(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of the Company, its place of incorporation and its authorized and issued share capital. The Company is the owner of all of the issued and outstanding shares of capital stock of its Subsidiary, free and clear of all Liens, other than Permitted Liens (except as set forth in the Company Charter, the Shareholders Agreement or the organizational documents of its Subsidiary and/or under applicable securities laws and/or as otherwise set forth in Section 4.1(a) of the Company Disclosure Letter), and all such shares are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding subscriptions or Options relating to the issued or unissued capital stock or other securities of its Subsidiary, or otherwise obligating the Company or its Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any securities of its Subsidiary. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person, other than the Subsidiary listed in Section 4.1(a) of the Company Disclosure Letter.

(b)           Section 4.1(b) of the Company Disclosure Letter accurately sets forth with respect to each of the Company and its Subsidiary: (i) the names of the members of the board of directors; (ii) the names of the members of each committee of the board of directors (or similar body); and (iii) the names and titles of its executive officers.

(c)           Neither the Company nor its Subsidiary has conducted any business under or has otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, business name or other name, other than its corporate name as set forth in this Agreement and in Section 4.1(c) of the Company Disclosure Letter.

Section 4.2 Capitalization.

(a)           As of the date hereof, the authorized capital stock of the Company consists of 95,562,666 shares of Company Common Stock and 50,645,614 shares of Company Preferred Stock, of which 50,645,614 shares of Series A Preferred Stock, are authorized.  At the date of this Agreement, (i) 30,811,932 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free and clear of any Liens (except as set forth in the Company Charter, the Shareholders Agreement and/or under applicable securities laws), and (ii) 35,805,625 shares of Company Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free and clear of any Liens (except as set forth in the Company Charter, the Shareholders Agreement and/or under applicable securities laws) and consisting of  shares of Series A Preferred Stock, (iii) 14,533,171 shares of Company Common Stock were reserved for future issuance pursuant to the Company Stock Option Plans and (iv) 539,638 shares of Company Common Stock and 2,965,673 shares of Company Preferred Stock were reserved for future issuance pursuant to the Company Warrants. Except as set forth in Section 4.2(a) of the Company Disclosure Letter, as of the date hereof, there are no other issued and outstanding shares of capital stock of the Company. Section 4.2(a) of the Company Disclosure Letter accurately sets forth, as of the date hereof, the name of each Person that is the registered owner of any shares of Company Common Stock or Company Preferred Stock and the number of such shares so owned by such Person, identified by class and series, and the number of shares of Company Common Stock that would be owned by such Person (or any other person) assuming conversion of all shares of Company Preferred Stock so owned by such Person giving effect to all anti-dilution and similar adjustments, if any. The number of such shares set forth as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding capital stock or voting securities of the Company. Except as set forth in Section 4.2(a) of the Company Disclosure Letter and except as set forth in the Company Charter, the Shareholders Agreement, the Company Stock Option Plans and the Company Warrants, no issued and outstanding shares of Company Capital Stock are subject to vesting, repurchase rights, forfeiture, escrow, earnout or other similar restrictions, and as of the Effective Time, no shares of Company Capital Stock will be subject to vesting, repurchase rights, forfeiture, escrow, earnout or other similar restrictions.  All issued and outstanding shares of Company Capital Stock were issued in compliance with all Applicable Laws and all requirements set forth in applicable Contracts. Except as set forth in the Company Charter or the Shareholders Agreement, there is currently no liability for dividends accrued and unpaid by the Company. Except as set forth in Section 4.2(a) of the Company Disclosure Letter, the Company is not currently under any obligation to register under the Securities Act any shares of Company Capital Stock or any other securities of the Company, whether currently outstanding or that may subsequently be issued.

(b)           Section 4.2(b) of the Company Disclosure Letter contains a correct and complete list as of the date of this Agreement of each Company Stock Option (vested and unvested) and Company Warrants, including, where applicable, (i) the name of the holder, (ii) date of grant, (iii) term, (iv) whether such option is currently intended to qualify as a nonqualified stock option or incentive stock option pursuant to the Code, as amended, or as Company Section 102 Stock Options, (v) any restrictions set by the Company on the exercise or sale of such option or warrant, as applicable, or the underlying shares (other than any restrictions set forth in the Company Stock Option Plans, the Company’s standard form of option agreement under the Company Stock Option Plans or under Section 102 of the Israeli Income Tax Ordinance and the regulations and rules promulgated thereunder), (vi) exercise price, (vii) number of shares of Company Capital Stock subject thereto and (viii) the vesting schedule (and the terms of any acceleration thereof).  Except as set forth in Section 4.2(b) of the Company Disclosure Letter and except for the Company Stock Options, Company Warrants and the Convertible Loans (collectively, the "Company Securities"), there are no options, warrants, calls, rights or Contracts to which the Company or its Subsidiary is a party or by which the Company or its Subsidiary is bound, obligating the Company or its Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Capital Stock or capital stock of the Subsidiary of the Company or obligating the Company or its Subsidiary to grant, extend or enter into any such option, warrant, call, right or Contract.  All Company Securities and all shares of Company Capital Stock issued pursuant to the exercise of options granted under the Company Stock Option Plans have been granted or issued, respectively, in compliance with all Applicable Laws.

(c)           The Company Warrants shall be exercised or cashed out, according to their terms, at the Effective Time (if not exercised prior to such time).

(d)           Except as set forth in Section 4.2(d) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or its Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any capital stock of or any equity interest in the Company or its Subsidiary.  Except as set forth in Section 4.2(d) of the Company Disclosure Letter, neither the Company nor its Subsidiary has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the holders of Company Capital Stock on any matter.

(e)           Except as set forth in Section 4.2(e) of the Company Disclosure Letter, there are no shareholder agreements, investors rights agreements, voting trusts or other agreements or understandings to which the Company or its Subsidiary is a party, relating to the voting or registration of any shares of Company Capital Stock or capital stock of the Subsidiary of the Company.

(f)           No Post Closing Liabilities. Except as set forth in Section 6.2 at the Effective Time, no Rights Holder, in its capacity as a shareholder, director or officer of the Company or its Subsidiary, or as a Carve-Out Plan Participant will be entitled to any indemnity, reimbursement or other similar rights from the Buyer, the Surviving Corporation or its Subsidiary, including, without limitation, by virtue of such Rights Holder's investment in the Company or any other Contract executed between the Company or its Subsidiary and such Rights Holder in his capacity as such, and no obligation, liability or other circumstances shall exist at the Effective Time that give or may give rise to any liability of the Buyer, the Surviving Corporation or its Subsidiary to any Rights Holder, other than as specifically set forth in this Agreement.

Section 4.3 Authority.

(a)           The Company has all requisite corporate power and authority to enter into and perform this Agreement and all other Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby, subject to the fulfillment of all conditions precedent set forth under Section 8.1 and Section 8.2 hereto. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to the approval of this Agreement by the holders of Company Capital Stock and the filing of the Certificate of Merger as required by the DGCL and no other action on the part of the Company is required to authorize the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Buyer and Sub and the validity and binding effect of the Agreement on Buyer and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(b)           Without limiting the generality of the foregoing, on or prior to the date of this Agreement, the Board of Directors of the Company has unanimously (i) declared the Merger advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement in accordance with the DGCL, and (iii) recommended the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the holders of Company Capital Stock.  The Board has not withdrawn or modified such approval or resolution to recommend.

(c)           The affirmative votes of (i) shareholders holding at least 70% of the outstanding shares of Company Preferred Stock (as defined herein) (on an as-converted basis), and (ii) shareholders holding a majority of the outstanding shares of Company Capital Stock, on an as-converted basis are the only votes of the holders of the Company Capital Stock necessary to adopt this Agreement and approve the Merger (the “Company Stockholder Approval”). The execution, delivery and performance of the Company Stockholder Consent by the holders of the Company Capital Stock listed on Exhibit M is sufficient for the Company Stockholder Approval and, subject to the written approval of the Company and of certain shareholders of the Company who are parties to the Shareholders Agreement, for the termination of the Shareholders Agreements.

Section 4.4  Consents and Approvals; No Violation.

(a)           Assuming that all consents, approvals, authorizations and other actions described in Section 4.4(a) of the Company Disclosure Letter have been obtained and all filings and obligations described in Section 4.4(a) of the Company Disclosure Letter have been made, the execution and delivery of this Agreement or any of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof and thereof shall not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens), upon any of the properties or assets of the Company or its Subsidiary under, any provision of (a) the Company Charter or the organizational documents of the Subsidiary of the Company, as amended from time to time, (b) any Contract to which the Company or its Subsidiary are parties, or (c) any Applicable Law, Company Permit (as defined below) or Governmental Authorization applicable to the Company or its Subsidiary or any of the properties or assets of the Company or its Subsidiary, other than, in the case of clauses (b) and (c), any such violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not impair the ability of the Company to perform its obligations hereunder or prevent consummation of any of the transactions contemplated hereby or thereby.

(b)            No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by the Company or its Subsidiary in connection with the execution and delivery of this Agreement or any other Transaction Documents by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or its Subsidiary is qualified to do business, and  (ii) as set forth in Section 4.4(b) of the Company Disclosure Letter.

Section 4.5  Financial Statements.

(a)           The Company has furnished Buyer with copies of the following (collectively, the "Financial Statements"): (i) an audited consolidated balance sheet of the Company as of December 31, 2010, (ii) an unaudited consolidated balance sheet of the Company as of the nine months period ended September 30, 2011, and (iii) the related income statements, statement of changes in shareholders equity and statements of cash flows for the periods ended on such dates.  The balance sheet of the Company as of December 31, 2010 is referred to herein as the "Company Balance Sheet" and the date thereof is referred to herein as the "Company Balance Sheet Date."  The Financial Statements are included in Section 4.5(a) of the Company Disclosure Letter.

(b)           The Financial Statements:  (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and its Subsidiary; (ii) except as set forth on Section 4.5(b) of the Company Disclosure Letter, have been prepared in accordance with the International Financial Reporting Standard ("IFRS")  consistently applied throughout the periods covered, except as noted in the Financial Statements; (iii) reflect and provide in accordance with IFRS adequate reserves in respect of all known liabilities of the Company and its Subsidiary, including all known contingent liabilities, as of such dates; and (iv) present fairly the consolidated financial condition of the Company and its Subsidiary at such dates and the consolidated results of their operations for the fiscal periods then ended, subject (with respect only to the June 30, 2011 financial statements) to normal year-end adjustments.

(c)           The Company and its Subsidiary keep books, records and accounts that, in reasonable detail, accurately and fairly reflect (i) the transactions and dispositions of assets of such entities and (ii) the value of inventory calculated in accordance with IFRS.  Neither the Company nor its Subsidiary has, and to the Knowledge of the Company, no employee, non-employee agent or shareholder of the Company or its Subsidiary (in its capacity as such) has, directly or indirectly, made any payment of funds to any entity or received or retained any funds from such entity in material violation of any Applicable Law.

(d)           Except as reflected or reserved against in the Financial Statements (which reserves have been established in accordance with IFRS), or disclosed in the footnotes thereto and except as set forth in Section 4.5(d) of the Company Disclosure Letter, neither the Company nor its Subsidiary had any liabilities (including Tax liabilities) as of the Company Balance Sheet Date, absolute or contingent, of a type required to be recorded on a balance sheet or disclosed in the notes thereto under IFRS.

(e)           Except as set forth in Section 4.5(e) of the Company Disclosure Letter or in the Financial Statements, neither the Company nor its Subsidiary has any material indebtedness for borrowed money.

Section 4.6  No Undisclosed Liabilities. Neither the Company nor its Subsidiary has any liabilities of any kind, whether or not required to be reflected or reserved in financial statements in accordance with IFRS, other than:

(a)           liabilities reflected in the "liabilities" column of the balance sheet that is part of the Financial Statements or in the notes thereto;

(b)           accounts payable and accrued salaries that have been incurred by each of the Company and its Subsidiary since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice; and

(c)           liabilities identified in Section 4.6 of the Company Disclosure Letter.

Section 4.7  No Default; Grants.

(a)           Except as set forth in Section 4.7(a) of the Company Disclosure Letter, neither the Company nor its Subsidiary is in breach, default or violation or has received any notices of breach, default or violation (and, to the Knowledge of the Company, no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation by the Company or its Subsidiary) of any term, condition or provision of (i) their respective organizational documents, (ii) any Material Contract, or (iii) any Applicable Laws applicable to the Company or its Subsidiary or any of the properties, assets or business of the Company or its Subsidiary.

(b)           Section 4.7(b) of the Company Disclosure Letter provides a complete list of all pending and outstanding grants, incentives and subsidies, and applications therefor provided or made available to the Company or its Subsidiary by or on behalf of or under the authority of the OCS, the Investment Center, the BIRD Foundation or any other grant programs for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Entity (collectively, "Grants").  The Company has provided to Buyer true and accurate copies of all material documents evidencing Grants submitted by the Company or its Subsidiary and of all related letters of approval, and supplements thereto, granted to the Company or its Subsidiary.  The Company and its Subsidiary, as applicable, are in compliance with the terms and conditions of their respective Grants and have duly fulfilled all the undertakings relating thereto.  The Company is not aware of any event or other set of circumstances which might lead to the revocation or material modification of any of the Grants.

Section 4.8 Absence of Certain Changes or Events.

(a)           To the Knowledge of the Company, except as set forth in Section 4.8(a) of the Company Disclosure Letter, since the Company Balance Sheet Date, (i) the Company has not incurred any liability or obligation (indirect, direct or contingent), or entered into any oral or written agreement or other transaction, that is not in the ordinary course of business, (ii) the Company has not sustained any loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance), (iii) there has been no change in the Company Capital Stock except for the issuance of shares of the Company Common Stock pursuant to Company Stock Options, (iv) the Company has not declared, set aside or paid any dividends on, or made any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise made any payments to its holders of Company Capital Stock in their capacity as such, , (v) there has not been (A) any adoption of a new Company Plan, (B) any amendment to a Company Plan increasing benefits thereunder, (C) any granting by the Company or its Subsidiary to any executive officer or other key employee of the Company or its Subsidiary of any increase in compensation, including declaration of bonuses, except in the ordinary course of business consistent with prior practice or as required under employment agreements in effect as of the date of the Company Balance Sheet Date, (D) any granting by the Company or its Subsidiary to any such executive officer or other key employee of any increase in severance or termination agreements in effect as of the Company Balance Sheet Date, or (E) any entry by the Company or its Subsidiary into an employment, severance or termination agreement with any such executive officer or other key employee, (vi) the Company has not hired additional employees, consultants or other independent contractors (except for the hiring of new employees, consultants or other independent contractors in the ordinary course of business consistent with past practice, each of whose compensation does not exceed $100,000 per year), (vii) there has not been any material change in the amount or terms of the indebtedness of the Company, (viii) the Company has not incurred any new indebtedness for borrowed money, guaranteed any such indebtedness or made any loans or advances (other than loans or advances to employees consistent with past practice), except such indebtedness incurred in the ordinary course of business, and (ix) the Company has not made or authorized any new capital expenditure or expenditures that individually is in excess of $10,000 or in the aggregate are in excess of $200,000.

(b)           Except as set forth in Section 4.8(b) of the Company Disclosure Letter, since the Company Balance Sheet Date, there has been no event causing a Material Adverse Effect on the Company, nor any development that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

Section 4.9  Permits and Compliance.

(a)           The Company and its Subsidiary are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or its Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"); all of the Company Permits are in full force and effect; and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened.  Each of the Company and its Subsidiary is in compliance with each of such entity’s respective Company Permits. Neither the Company nor its Subsidiary has received written notice from any Governmental Entity that there are any facts or circumstances currently existing which could reasonably be expected to lead to (1) with respect to each Company Permit, any loss of or refusal to renew any Company Permit on terms less advantageous to the Company or its Subsidiary than the current terms of the Company Permits; and (2) with respect to any pending application for a Company Permit, whether or not filed, any refusal to grant such pending Company Permit.

Section 4.10  Tax Matters.

(a)            Except as otherwise set forth in Section 4.10(a) of the Company Disclosure Letter:  (i) each of the Company and its Subsidiary has timely filed (taking account of extensions to file that have been properly obtained and except for taxes which the Company or its Subsidiary is contesting in good faith, all of which taxes contested are set forth in Section 4.10(a) of the Company Disclosure Letter), all Tax Returns required to have been filed by it, and such Tax Returns were correct and complete as of the respective dates of their submission or filing; (ii) each of the Company and its Subsidiary has timely paid (taking account of extensions to pay that have been properly obtained and except for taxes which the Company or its Subsidiary is contesting in good faith, all of which taxes contested are set forth in Section 4.10(a) of the Company Disclosure Letter) all Taxes required to have been paid by it that have been due; (iii) each of the Company and its Subsidiary has complied with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes; (iv) each of the Company and its Subsidiary has not waived any statute of limitations in respect of its Taxes, which remains open; (v) no federal, state, local or foreign audits or administrative Proceedings, of which the Company or its Subsidiary has notice, are pending with regard to any Taxes or Tax Returns of the Company or it Subsidiary and neither the Company nor its Subsidiary has received a written notice of any proposed audit or Proceeding from any other Taxing Authority; (vi) no material issues have been raised by the relevant Taxing Authority in connection with the examination of Tax Returns required to have been filed by or with respect to the Company or its Subsidiary; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any Taxing Authority have been paid in full; (viii) neither the Company nor its Subsidiary has engaged in any transaction that would constitute a "reportable transaction" within the meaning of Section 6111 or a "tax shelter" within the meaning of Section 6662 of the Code and that has not been disclosed on an applicable Tax Return; (ix) neither the Company nor its Subsidiary has at any time made, changed or rescinded any express or deemed election relating to Taxes, that is not reflected in any Tax Return (other than elections that related solely to methods of accounting, depreciation or amortization, or in connection with Section 102(b) to the Israeli Tax Ordinance track election, all of which are set forth in Section 4.10(a)of the Company Disclosure Letter); (x) neither the Company nor its Subsidiary has at any time changed any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its Tax Returns; (xi) neither the Company nor its Subsidiary has been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined, or unitary income tax return under comparable provisions of state, local, or foreign tax law) for any taxable period, other than a group the common parent of which is the Company; (xii) neither the Company nor its Subsidiary has any material obligation under any Contract or arrangement with any other Person with respect to Taxes of such other Person (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provision of state, local or foreign tax law) including any liability for Taxes of any predecessor entity, other than Tax withholding obligations; and (xiii) the unpaid Taxes of the Company and its Subsidiary do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) set forth or included in the Company Balance Sheet as adjusted for the passage of time through the Closing Date.

(b)           Section 4.10(b) of the Company Disclosure Letter sets forth all jurisdictions outside of the United States in which the Company or its Subsidiary has a permanent establishment, is engaged in business and is subject to local Tax.

(c)           Except as set forth in Section 4.10(c) of the Company Disclosure Schedule the Company and its Subsidiary have at all times been residents for Tax purposes of their respective countries of incorporation, the Company and its Subsidiary have not during the past six years paid and are not, to the Knowledge of the Company, currently liable to pay, Taxes in any other jurisdiction, and no written claim has been made by any tax authority against the Company or its Subsidiary in any jurisdiction where the Company or its Subsidiary does not file Tax Returns that it is or may be subject to Tax by such jurisdiction.

(d)           The Company and its Subsidiary are not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance.

(e)           All records which the Company and its Subsidiary are required under any Applicable Law to keep for Tax purposes (including without limitation all documents and records likely to be needed to defend any challenge by any Governmental Entity to the transfer pricing of any transactions between the Company and its Subsidiary) have been duly kept (in accordance with all applicable requirements).

(f)           No deemed profit distributions have been made by the Company or its Subsidiary through the date hereof.

(g)           The Subsidiary is registered, if so required for the purpose of, and has complied with the Israeli Value Added Law, 5736-1975 (or any similar provision of state, local or foreign law)). The Company has never been, and is currently not, required to effect such registration.

(h)           All documents which are required to be stamped or in respect of which any form of Tax is due and which are in the possession of the Company or its Subsidiary, or by virtue of which the Company or its Subsidiary have any right, have been duly and sufficiently stamped or the Tax on such documents has been paid.

Section 4.11 Actions and Proceedings.

(a)           Except as set forth in Section 4.11(a) of the Company Disclosure Letter there is no pending Proceeding that has been submitted to the Company or its Subsidiary nor has any Person threatened in writing to commence any Proceeding against the Company or its Subsidiary: (i) that involves the Company or its Subsidiary or their business, any of the assets or properties owned or used by them or that involves any Company Product; (ii) that challenges, or that may be reasonably expected to have the effect of preventing, delaying, or making illegal the consummation of the Transactions; or (iii) that relates to the ownership of any share capital of the Company or its Subsidiary, or any Option or other right to acquire share capital of the Company or its Subsidiary, or any right to receive consideration as a result of this Agreement.  Neither the Company nor its Subsidiary has been informed in writing of, and to the Company’s Knowledge no event has occurred, that is reasonably expected to give rise to or serve as a basis for the commencement of any such Proceeding.

(b)           There is no order, writ, injunction, judgment or decree issued by any Governmental Entity by which the Company or its Subsidiary, or any of the assets owned by any of them or to the Knowledge of the Company used by them and material to their respective business, is subject or which restricts in any respect the ability of the Company or its Subsidiary to conduct its business as now being conducted. To the Knowledge of the Company, no officer, director, shareholder or employee of the Company or its Subsidiary (in each case, in his, it or her capacity as such) is subject to any order, writ, injunction, judgment or decree that prohibits such person from engaging in or continuing any conduct, activity or practice consistent with past practice, relating to the business of the Company or its Subsidiary.

Section 4.12  Certain Agreements.

(a)           Except as set forth in Section 4.12(a) of the Company Disclosure Letter, neither the Company nor its Subsidiary is a party to any Contract relating to the compensation of employees of the Company or its Subsidiary (collectively, the "Compensation Agreements"), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  Section 4.12(a) of the Company Disclosure Letter sets forth (i) for each officer, director or employee who is a party to, or will receive benefits under, any Compensation Agreement as a result of the transactions contemplated herein, the total amount that each such Person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the Closing Date, and (ii) the total amount of indebtedness owed to the Company or its Subsidiary from each officer, director or employee of the Company or its Subsidiary.

(b)           Set forth in Section 4.12(b) of the Company Disclosure Letter is a list of all Material Contracts to which the Company or its Subsidiary is a party as of the date hereof or by which any of the Company’s or its Subsidiary’s material assets are bound.  Prior to the date hereof, the Company has made available to Buyer or its counsel true and complete copies of all such Material Contracts.  "Material Contracts" means with respect to the Company and/or its Subsidiary, any of the following written Contracts currently in effect:

(i)            any distributor, original equipment manufacturer, reseller, value added reseller, sales, agency or manufacturer’s representative Contract which involves payments or fees in excess of $100,000 each, over the life of the Contract;

(ii)            any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets involving in the case of any such Contract more than $25,000 over the life of the Contract;

(iii)           any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with IFRS;

(iv)           any Contract for capital expenditures in excess of $100,000 in the aggregate;

(v)            any Contract limiting the freedom of the Company or its Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property owned or used by the Company or its Subsidiary, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company or its Subsidiary to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(vi)           any Contract pursuant to which the Company or its Subsidiary is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $25,000 per annum;

(vii)          any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(viii)         all licenses, sublicenses and other Contracts as to which the Company or its Subsidiary is a party and pursuant to which any Person is authorized to use any Company IP Rights, other than end-users license agreement and other licenses granted to purchasers of Company Products in the ordinary course of business;

(ix)            other than "shrink wrap" and similar generally available commercial end-user licenses to software that is not redistributed with the Company Products, all licenses, sublicenses and other Contracts to which the Company or its Subsidiary is a party and pursuant to which the Company or its Subsidiary acquired or is authorized to use any third party Intellectual Property;

(x)            any Contract (other than employment agreements) providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company or its Subsidiary which Intellectual Property is used by the Company or its Subsidiary or otherwise incorporated into the Company Product;

(xi)            any Contract to license or authorize any third party to manufacture or reproduce any of the products, services, technology or Intellectual Property of the Company; (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person in excess of $25,000 per annum;

(xii)          any Contract for the employment or other engagement of any director or officer of the Company or the Subsidiary or any consultant providing services typically provided by a director or officer; and each other Contract with any employee or consultant of the Company (A) that is terminable on notice that is greater than 60 days or (B) that involves an annual base salary (plus target bonus, if any) of more than $100,000);

(xiii)          any Contract (other than stock option and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase, forfeiture or redemption of any shares of Company Capital Stock or any other securities of the Company or any of its Subsidiaries;

(xiv)         any Contract under which the Company or its Subsidiary provides any advice or services to any third party, including any consulting Contract, professional Contract or software implementation, or development services Contract, or support services Contract which involves payments or fees in excess of $100,000 each, over the life of the Contract;

(xv)          any Contract pursuant to which the Company or its Subsidiary has acquired a business or entity, or assets of a business or entity (other than in the ordinary course), whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any contract pursuant to which it has any material ownership interest in any other Person (other than its subsidiaries);

(xvi)         any Contract with any Governmental Entity, other than any Contract with any Governmental Entity in its capacity as a customer of the Company or its Subsidiary (except if such Contract is otherwise required to be disclosed hereunder);

(xvii)        any settlement agreement;

(xviii)       any other Contract not listed in clauses (i) through (xvii) that individually had or has a value or payment obligation in excess of $25,000 per annum and is material to the Company or its Subsidiary or their respective businesses, operations, financial condition, properties or assets.

(c)           Except as set forth in Section 4.12(c) of the Company Disclosure Letter, each Material Contract is a legal, valid and binding contract of the Company or its Subsidiary, neither the Company nor its Subsidiary (or to the Knowledge of the Company, any other party thereto) is in default under any Material Contract, and none of such Material Contracts has been cancelled by the other party thereto; to the Knowledge of the Company, each Material Contract is in full force and effect and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, event of default or other breach by the Company or its Subsidiary which would entitle the other party to such Material Contract to terminate the same or declare an event of default thereunder; neither the Company nor its Subsidiary is in receipt of any written claim of default under any such Material Contract; it being understood that the Company’s representation in this Section 4.12(c) is not directed at those Material Contracts which permit termination by the counter-party: (i) “at will”, (ii) contingent upon compliance with a prior notice period, or (iii) contingent upon the occurrence or non-occurrence of certain events, which are not directly related to transactions of the kind contemplated in this Agreement.

Section 4.13 Company Plans.

(a)           Each Company Plan is listed in Section 4.13(a) of the Company Disclosure Letter.  With respect to each Company Plan, the Company has made available to Buyer a true and correct copy of each such Company Plan (except for any pension funds, managers insurance policies, study funds, and similar policies and funds) that has been reduced to writing and all amendments thereto and ancillary documents executed in connection therewith.  No Company Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or section 401(a) of the Code, or is a "multiemployer plan" (as defined in Section 3(37) of ERISA).  Each Company Plan has complied in form and in operation with Applicable Law. Each Company Plan that is intended to qualify under Section 401(a) of the Code ("Section 401(a)"), if any, has received a favorable determination or approval letter from the Internal Revenue Service and each Company Plan that is intended to qualify under Section 102 of the Tax Ordinance ("Section 102") has received a favorable determination or approval letter or is otherwise approved by the ITA. All Company Stock Options and Company Capital Stock issued under Section 401(a) or any "Section 102 Plan" have been issued in compliance with the applicable requirements of Section 401(a) or Section 102, as the case may be, including, without limitation, the adoption of the applicable board and shareholders resolutions, the filing of the necessary documents with the ITA and the Internal Revenue Service, the submission of the application to the ITA to approve a "Section 102 Plan" and the appointment of trustees to hold the Company Stock Options and, if applicable Company Capital Stock pursuant to the terms of Section 102.

(b)           Except as listed in Section 4.13(b) of the Company Disclosure Letter and except for routine contributions due and owing, with respect to the Company Plans, the Company has no Knowledge of an event or condition or set of circumstances in connection with which the Company or its Subsidiary could be subject to any liability under the terms of such Company Plans or Applicable Laws.  Except as disclosed in Section 4.13(b) of the Company Disclosure Letter or as required by Applicable Laws, neither the Company, nor its Subsidiary has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent.

(c)           As used herein, "Company Plan" means any written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, fringe benefit, pension, managers insurance policies, study funds, personnel policy, insurance or other plan, program, agreement, arrangement or understanding, in respect of any employees, directors, officers, shareholders, consultants of the Company or its Subsidiary, in each case established or maintained by the Company or its Subsidiary or as to which the Company or its Subsidiary is required to make payments, transfers, or  contributions or otherwise under which the Company or its Subsidiary has any liability.

(d)           Section 4.13(d) of the Company Disclosure Letter contains a list of all (i) severance and employment agreements with employees of the Company and each Subsidiary, except for severance obligations mandated or permitted by Applicable Law (including Section 14 of the Israeli Severance Pay Law, 5723-1963, the general approval of the Israeli Labor Minister dated June 30, 1998 and any extension orders (tzavei harchava) applicable to the Company or its Subsidiary), and (ii) plans, programs, agreements and other arrangements of the Company and each Subsidiary with or relating to its employees containing change of control or similar provisions.

(e)           Except as set forth in Section 4.13(e) of the Company Disclosure Letter, neither the Company nor its Subsidiary is party to any Contract that could result, separately or in the aggregate, in the payment, acceleration or enhancement of any employee benefit as a result of the transactions contemplated hereby.

Section 4.14  Products.

(a)           Except as set forth in Section 4.13(e) of the Company Disclosure Letter, the current versions of each of the commercially released Company Product fit the purposes for which they are intended to be used and perform the functions described in all applicable published specifications or end user documentation in all material respects.

(b)           Except as set forth in Section 4.13(e) of the Company Disclosure Letter, the current versions of each of the commercially released Company Products are free from defects, bugs or programming errors that adversely affect the functionality of such Company Product other than routine defects, bugs or programming errors that reasonably would be expected to be timely corrected in the ordinary course of the maintenance and support services provided by the Company or its Subsidiary. Except as set forth in Section 4.13(e) of the Company Disclosure Letter, there are currently no claims pending and submitted to the Company or its Subsidiary or to the Company's Knowledge threatened against the Company or its Subsidiary with respect to the quality of, or the existence of defects in, any Company Products.

(c)           Except as set forth in Section 4.13(e) of the Company Disclosure Letter, there have been no recalls with respect to any of the Company Products or any written request, during a 3-year period preceding the date hereof, to terminate services provided by the Company or its Subsidiary to purchasers of its products (other than termination in accordance with the provisions of the applicable Contract with such purchaser of Company's products or services), and to the Knowledge of the Company or its Subsidiary, there are no facts, events or circumstances that could reasonably be expected to cause the recall of any product sold by the Company or its Subsidiary.

Section 4.15  Labor Matters; Employees.

(a)           Section 4.15(a) of the Company Disclosure Letter sets forth, with respect to each of the Company and its Subsidiary, the name of each executive officer and each independent contractor and consultant providing services customarily provided by executive officers and the ten other employees with the highest total Compensation Package in such company, together with his or her position or function, date of hire or engagement, annual base salary or wages or the compensation, vacation entitlement and any applicable incentive, severance or bonus arrangements such items are referred to collectively as the "Compensation Package".

(b)           Neither the Company nor its Subsidiary is a party to any collective bargaining agreement or labor contract nor, to the Knowledge of the Company, is there any effort to organize any employees of the Company or its Subsidiary.  No expansion orders of the Israeli Ministry of Labor are applicable to the Company or its Subsidiary other than such orders that are generally applicable to all employers of salaried workers in Israel or to all employers in the industry in which the Company and its Subsidiary operate. Neither the Company nor its Subsidiary has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or its Subsidiary (collectively, the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance pending in writing or, to the Knowledge of the Company, threatened against the Company or its Subsidiary by any Person with respect to the Company Business Personnel.  There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary.

(c)           The Company and its Subsidiary have complied and are currently in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, Applicable Laws relating to overtime.  The Company and its Subsidiary have withheld and reported to the applicable Governmental Entity (including the Israeli National Insurance Institute) all amounts required by Applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees.  Except as required by Applicable Law, or as set forth in any Company Plan or any employment agreement, there are no agreements or arrangements for the payment of any pensions, allowances, lump sums or other like benefits on retirement or on death or termination or during periods of sickness or disablement for the benefit of any employee or former employee or consultant of the Company or its Subsidiary or for the benefit of the dependants of any such person in operation at the date hereof.

(d)           The severance pay, study fund, pension funds, and managers’ insurance policies (including any insurance required to be maintained by the Company or its Subsidiary against the loss of the ability to work and other forms of medical insurance) due to any employees of the Company or its Subsidiary are fully funded, other than with respect to the current month of employment.

Section 4.16  Intellectual Property.

(a)           As used herein, the term "Intellectual Property" means all intellectual property rights arising from or associated with the following, whether created, protected or arising under the laws of the United States or any other jurisdiction with respect to the following:  (i) trade names, trademarks and service marks (whether registered or unregistered), domain names and other internet addresses or identifiers, trade dress and similar rights and applications to register any of the foregoing (collectively, "Marks"); (ii) patents and patent applications and rights in respect of utility models or industrial designs (collectively, "Patents"); (iii) copyrights (whether registered or unregistered) and registrations and applications therefor (collectively, "Copyrights"); (iv) know-how, inventions, discoveries, methods, processes, techniques, methodologies, formulae, algorithms, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, "Trade Secrets"); and (v) any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

(b)           Registered Intellectual Property. Section 4.16(b) of the Company Disclosure Letter sets forth an accurate and complete lists of (A) all registered Marks and applications for registration of Marks owned by or exclusively licensed to the Company or its Subsidiary (collectively, "Company Registered Marks"), (B) all Patents owned by, or exclusively licensed to, the Company or its Subsidiary (collectively, "Company Patents") and (C) all registered Copyrights and all pending applications for registration of Copyrights owned by or exclusively licensed to the Company or its Subsidiary (collectively the "Company Registered Copyrights" and, together with the Company Registered Marks and the Company Patents, the "Company Registered IP").  No Company Registered IP owned by, or filed in the name of, the Company or its Subsidiary (the "Company-Owned Registered IP") and, to the Knowledge of the Company, no other Company Registered IP, has been or is now involved in any third party (which is not the Governmental Entity in charge of such registration) opposition or cancellation proceeding and, to the Knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP.  All Company-Owned Registered IP and, to the Knowledge of the Company, based on notices provided to the Company, all other Company Registered IP, has been registered or obtained in accordance with all applicable legal requirements and is currently in compliance with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) other than any requirement that, if not satisfied, would not result in a cancellation of any such Company-Owned Registered IP, or, to the Company’s Knowledge, based on notices provided to the Company, any other Company Registered IP, or otherwise affect the priority, validity and enforceability of such Company-Owned Registered IP, or, to the Company’s Knowledge, based on notices provided to the Company, any other Company Registered IP.  The Company-Owned Registered IP is subsisting and, to the Knowledge of the Company, the other Company Registered IP is subsisting. Except as set forth in Section 4.16(b) of the Company Disclosure Letter, to the Knowledge of the Company, the Company Registered IP is valid and enforceable, and no written notice or claim challenging the validity or enforceability or alleging the misuse of any of the Company Registered IP has been received by the Company.  Neither the Company nor its Subsidiary have taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company-Owned Registered IP (other than any intentional action or intentional failure to take action pursuant to a resolution of the Company or the Subsidiary, in the case of Company-Owned Registered IP determined by the Company or the Subsidiary not to be material to their respective business), any other Company Registered IP, and all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company-Owned Registered IP.

(c)           Trademarks.   To the Company’s Knowledge, there has been no prior use of any Company Registered Mark by any third party that would confer upon such third party superior rights in such Company Registered Mark in each country in which such Company Registered Mark is registered.  All Company Registered Marks have been used by the Company and its Subsidiary in the form appearing in, and in connection with, the goods and services listed in their respective registration certificates and applications therefor.

(d)           Actions to Protect Trade Secrets.  The Company and its Subsidiary have taken reasonable steps to protect their rights in the Intellectual Property owned by the Company and its Subsidiary and maintain the confidentiality of all information that constitutes or at any time constituted a Trade Secret of the Company or its Subsidiary.  Except as set forth in Section 4.16(d) of the Company Disclosure Letter, all current or former employees, consultants and contractors of the Company or the Subsidiary who in each case have participated in the creation of any Intellectual Property owned by the Company or its Subsidiary have entered into proprietary information, confidentiality and assignment agreements (or to an engagement agreement with the Company or its Subsidiary under which there are such provisions) substantially in the Company’s or its Subsidiary’s standard forms (which have previously been provided to Buyer).

(e)           Ownership.  Except as set forth in Section 4.13(e) of the Company Disclosure Letter, each of the Company and its Subsidiary owns exclusively all right, title and interest to its Company-Owned Registered IP and has all necessary valid license rights to all other Intellectual Property used by the Company or its Subsidiary, free and clear of any Lien (except for the terms and restrictions set forth under any license agreement pursuant to which the Company is using any such other Intellectual Property), other than Permitted Liens (except as set forth in Section 4.1(a) of the Company Disclosure Letter) or adverse ownership claim, and neither the Company nor its Subsidiary has received any written notice or claim challenging the Company’s or its Subsidiary’s ownership or right of use of any of such Intellectual Property.  None of the Intellectual Property owned by the Company or its Subsidiary and, to the Knowledge of the Company, none of the Intellectual Property exclusively licensed to the Company or its Subsidiary, is subject to any outstanding order, judgment, stipulation or agreement restricting the use thereof by the Company or its Subsidiary (other than restrictions set forth in licensing agreements, and those covering commercially available off-the-shelf standard desktop software used generally by the Company or its Subsidiary in its operations and not used exclusively in connection with the development, manufacture or operation of any  Company  Product).

(f)           License Agreements.  Section 4.16(f) of the Company Disclosure Letter sets forth a complete and accurate list of all agreements granting to the Company or its Subsidiary any right under or with respect to any Intellectual Property owned by a third party that is used in connection with the business of the Company or its Subsidiary, other than any commercially available off-the-shelf standard desktop software applications in object code form used generally in the Company’s or its Subsidiary’s operations and not used exclusively in connection with the development, manufacture or operation of any Company Product (collectively, the "Inbound License Agreements"), indicating for each Inbound License Agreement, the title and the parties thereto.  Section 4.16(f) of the Company Disclosure Letter sets forth a complete and accurate list of all license agreements under which the Company or its Subsidiary grant any rights under any Intellectual Property, excluding non-exclusive, end-user and other customary licenses granted by the Company or its Subsidiary in the ordinary course of business to purchasers or distributors of the Company Products.  Section 4.16(f) of the Company Disclosure Letter lists the amount of or the obligation to pay any future royalty, license fee or other payments that may become payable by the Company or its Subsidiary under each such Inbound License Agreement by reason of the use or exploitation of the Intellectual Property licensed thereunder. To the Knowledge of the Company, no loss or expiration of any Intellectual Property licensed to the Company or its Subsidiary under any Inbound License Agreement is pending or, to the Knowledge of the Company, threatened, other than expirations which would occur due to the end of the applicable legal protection afforded thereto (e.g. the expiration of a Patent at the end of its term) or the expiration of any Inbound License Agreement in accordance with its terms.  There is no outstanding or, to the Knowledge of the Company, threatened dispute or disagreement with respect to (i) any Inbound License Agreement or (ii) any license agreement under which the Company or its Subsidiary grants any rights under any Intellectual Property (collectively, the "Outbound License Agreements"), in each case, as to which the Company or its Subsidiary has exchanged any communications in writing (including emails) with the other party thereto, that could affect any of the respective rights and obligations of the parties thereunder, nor has the Company or its Subsidiary breached any of its obligations under any Inbound License Agreement or Outbound License Agreement.  Except as set forth in Section 4.16(f) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, shall not result in the loss or impairment of, or give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s or its Subsidiary’s rights or obligations under any Inbound License Agreement or any Outbound License Agreement.

(g)           Sufficiency of IP Assets; Transfers; Continuing Rights.  The Intellectual Property owned by the Company or its Subsidiary or validly licensed to the Company or its Subsidiary under the Inbound License Agreements constitutes all the Intellectual Property rights necessary for the conduct of the Company’s and its Subsidiary’s business as it is currently conducted.  Neither the Company nor its Subsidiary has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property owned by the Company.  Upon the Closing and subject to the provisions of the Contracts specified in Section 4.16(f), Buyer, through its ownership of the Surviving Corporation, shall succeed to all of the Intellectual Property rights necessary for the conduct of the Company’s and its Subsidiary’s businesses as they are currently conducted, and all of such rights shall be exercisable by Company or its Subsidiary to the same extent as by the Company and its Subsidiary prior to the Closing.

(h)           No Infringement. None of the Company Products nor any Intellectual Property owned by the Company, or, to the  Knowledge of the Company, Intellectual Property not owned by the Company or its Subsidiary but used, displayed, published, sold, distributed or otherwise commercially exploited by the Company or its Subsidiary, has infringed upon, misappropriated or violated or, to the  Knowledge of the Company, if used, displayed, published, sold, distributed or otherwise commercially exploited by the Company or its Subsidiary in the manner currently contemplated by the Company and its Subsidiary, would infringe upon, misappropriate, or violate, any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any relevant jurisdiction.  Further, except as set forth in Section 4.16(h) of the Company Disclosure Letter, neither the Company nor its Subsidiary has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or violation, unfair competition or trade practices has occurred, nor, to the Knowledge of the Company, is there any reasonable basis therefor.  To the Knowledge of the Company, no third party is misappropriating or infringing any Intellectual Property owned by or exclusively licensed to the Company or its Subsidiary and, to the Knowledge of the Company, no third party has made any unauthorized disclosure of any Trade Secrets of the Company or its Subsidiary.

(i)           Software.  Except as set forth in Section 4.16(i) of the Company Disclosure Letter, no source code of any computer software owned by the Company or its Subsidiary has been licensed or otherwise provided to another Person (other than an escrow agent pursuant to the terms of a source code escrow agreement, a copy of which has been provided to the Buyer) and the Company and its Subsidiary have taken reasonable steps to protect all such source code as a Trade Secret of the Company or its Subsidiary.  Except as disclosed in Section 4.16(i) of the Company Letter no software which is owned by the Company and embedded in any Company Product (i) contains any code that is owned by any third party, including any code that is licensed to the Company or its Subsidiary pursuant to the provisions of any "open source" license agreement or any other license agreement that requires source code to be distributed or made available in connection with the distribution of the licensed software in object code form, or (ii) that limits the amount of fees that may be charged in connection with sublicensing or distributing such licensed software (each, an "Open Source License").    Except as set forth in Section 4.16(i) of the Company Disclosure Schedule, one of the Company’s or its Subsidiary’s products in which software is embedded is, as a result of the intermingling or integration of code owned by the Company or its Subsidiary with any "open source" licensed under any Open Source License, in whole or in part, subject to the provisions of any Open Source License.

(j)           Export Restrictions.  Neither the Company nor its Subsidiary has exported or transmitted products or other materials to any country to which such export or transmission is restricted by any Applicable Law, without first having obtained all necessary and appropriate government or other necessary licenses or permits.

(k)           Employee Confidentiality Agreements.  To the Knowledge of the Company, no employee of, or consultant to, the Company or its Subsidiary is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would interfere with his or her carrying out his or her duties for the Company or its Subsidiary to fulfill its undertakings towards the Company or its Subsidiary under such Person's applicable contract with the Company or its Subsidiary.  To the Knowledge of the Company, at no time during the conception of, or reduction to practice of any Intellectual Property owned or developed by the Company or its Subsidiary was any developer or inventor of such Intellectual Property operating under any grants from any Governmental Entity or private source, performing research sponsored by any Governmental Entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that would be reasonably expected to adversely affect the Company’s or its Subsidiary’s rights in such Intellectual Property.  To the Knowledge of the Company, there exist no inventions by current or former employees or consultants of the Company or its Subsidiary made or otherwise conceived prior to their commencement of employment or consultation with the Company or its Subsidiary that have been or shall be incorporated into any of the Company’s or its Subsidiary’s Intellectual Property or products, in each case which have not been duly and fully assigned to the Company and/or its Subsidiary.

(l)           Intellectual Property Opinions.  The Company and/or its Subsidiary have provided to Buyer a true and correct copy of all written opinions of counsel relating to the validity, enforceability or infringement of Intellectual Property owned by the Company or its Subsidiary that the Company or its Subsidiary have ever received.

(m)           Governmental Funding.  Except as set forth in Section 4.16(m) of the Company Disclosure Letter, no funding, facilities or resources of a Governmental Entity, university, college, other educational institution or research center or funding from third parties was used in the development of the Intellectual Property owned or purportedly owned by the Company or its Subsidiary or, to the Knowledge of the Company, exclusively licensed to the Company, and no such Governmental Entity, university, college, other educational institution or research center has, to the Knowledge of the Company, any claim or right in or to such Intellectual Property.

Section 4.17  Customers and Suppliers.

(a)           Neither the Company nor its Subsidiary has any outstanding disputes concerning any Company Product with any customer or distributor who, in the year ended December 31, 2010 or the six months ended June 30, 2011, was one of the 5 largest sources of revenues for the Company and its Subsidiary, based on amounts paid or payable (each, a "Significant Customer").  Each Significant Customer is listed on Section 4.17(a) of the Company Disclosure Letter.  Neither the Company nor its Subsidiary has received any written information from any Significant Customer that it shall not continue as a customer of the Company or its Subsidiary (or the Surviving Corporation or Buyer) after the Closing or that such customer intends to terminate or modify existing Contracts with the Company or its Subsidiary (or the Surviving Corporation or Buyer).

(b)           Neither the Company nor its Subsidiary has any outstanding dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2010 or the six months ended June 30, 2011, was one of the 5 largest suppliers of products and/or services to the Company and its Subsidiaries, based on amounts paid or payable (each, a "Significant Supplier").  Each Significant Supplier is listed on Section 4.17(b) of the Company Disclosure Letter.  Neither the Company nor its Subsidiary has received any written information from any Significant Supplier that such supplier shall not continue as a supplier to the Company or its Subsidiary (or the Surviving Corporation or Buyer) after the Closing or that such supplier intends to terminate or modify existing Contracts with the Company or its Subsidiary (or the Surviving Corporation or Buyer). The Company and its Subsidiary have access to all products and services reasonably necessary to carry on their respective businesses.

Section 4.18  Insurance.  Section 4.18 of the Company Disclosure Letter contains a list of all policies of title, property, fire, casualty, liability, life, business interruption, product liability, sprinkler and water damage, workmen’s compensation, libel and slander, and other forms of insurance of any kind relating to the business and operations of the Company and its Subsidiary in each case which are in force as of the date hereof (the "Insurance Policies").  All of the Insurance Policies are maintained with reputable insurance carriers, provide commercially reasonable coverage for all normal risks incident to the business of the Company and its Subsidiary and their respective properties and assets, and are in character and amount similar to that carried by Persons engaged in similar businesses and subject to the same or substantially similar perils or hazards.  The Company and its Subsidiary have made any and all payments required to maintain the Insurance Policies in full force and effect. Neither the Company nor its Subsidiary has received written notice of default under any Insurance Policy, and has not received written notice or, to the Knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any Insurance Policy.

Section 4.19  Transactions with Affiliates.

(a)           For purposes of this Section 4.19, the term "Affiliated Person" means (i) any holder of more than 5% of the Company Capital Stock, (ii) any director or officer of the Company or its Subsidiary or any consultant of the Company or the Subsidiary providing services customarily provided by a director or officer, (iii) any member of the immediate family of any of such persons, or (iv) any Person that is controlled by any of the foregoing.

(b)           Except as described in Section 4.19(b) of the Company Disclosure Letter, since the Balance Sheet Date, neither the Company nor its Subsidiary has, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any property or assets or obtained any services from, (ii) sold, leased or otherwise disposed of any property or assets or provided any services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or its Subsidiary), (iii) entered into or modified in any manner any contract with or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to any Affiliated Person.

(c)           Except as described in Section 4.19(c) of the Company Disclosure Letter and expect with respect to services provided by any director, officer or employee of the Company or its Subsidiary in their capacity as such and any remuneration provided by the Company or its Subsidiary in consideration thereof in the ordinary course of business (i) neither the Company nor its Subsidiary has any obligation or commitment towards any Affiliated Person thereof, and (ii) no Affiliated Person of either the Company or its Subsidiary has any obligation or commitment thereto.

Section 4.20  Title to and Sufficiency of Assets.

(a)           Except as set forth in Section 4.20(a) of the Company Disclosure Letter, the Company and its Subsidiary own good and marketable title to all of their assets constituting personal property (excluding, for purposes of this sentence, assets held under leases), free and clear of any Liens, other than Permitted Liens.  Such assets, together with all assets held by the Company and its Subsidiary under leases and licenses of Intellectual Property, include all tangible and intangible personal property, contracts and rights necessary for the operation of the businesses of the Company and its Subsidiary as currently conducted and as currently proposed to be conducted.

(b)           As of the date hereof, neither the Company nor its Subsidiary own any Real Estate.  All Real Estate leases held by the Company or its Subsidiary, are adequate for the operation of the businesses of the Company and its Subsidiary in substantially the same manner as presently conducted and as currently proposed to be conducted.  The leases to all Real Estate occupied by the Company and its Subsidiary are listed in Section 4.20(b) of the Company Disclosure Letter, are in full force and effect and, to the Knowledge of the Company, no event has occurred which with the passage of time, the giving of notice, or both, would constitute a material default or event of default by the Company or its Subsidiary or, to the Knowledge of the Company, any other Person who is a party signatory thereto.

Section 4.21  Brokers.  Except as disclosed in Section 4.21 of the Company Disclosure Letter, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiary.

Section 4.22 Books and Records.  The Company has provided to Buyer true, correct and complete copies of each document that has been requested by Buyer in connection with its legal and accounting review of the Company and/or any Subsidiary (other than any such document that does not exist or is not in the Company’s possession and is not subject to its control).  Without limiting the foregoing, the Company has provided to Buyer complete and correct copies of (a) all documents identified on the Company Disclosure Letter, (b) the Certificate of Incorporation and Bylaws or equivalent organizational or governing documents of the Company and its Subsidiary, each as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Company and its Subsidiaries, (d) the stock ledger,  reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company and its Subsidiary, currently in effect, and (e) all material permits, orders and consents issued by any regulatory agency with respect to the Company and its Subsidiary.  The minute books of the Company and its Subsidiary provided to Buyer contain a complete and accurate summary, in all material respect of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company and its Subsidiary through the date of this Agreement, and reflect all transactions referred to in such minutes accurately.  The books, records and accounts of the Company and its Subsidiary (i) are true, correct and complete, in all material respects, and (ii) have been maintained in accordance with Applicable Law and reasonable business practices on a basis consistent with prior years and (iii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets and properties of the Company and its Subsidiary, customarily described in books and records of companies.

Section 4.23 Accuracy of Information.  None of the representations or warranties made by the Company herein or in any exhibit or schedule hereto, including the Company Disclosure Letter, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading. There is no material fact or information, individually or in the aggregate, relating to the business, financial condition, affairs, operations or assets of the Company and its Subsidiaries that has not been disclosed to Buyer by the Company and/or its Subsidiary.

Section 4.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement or any of the Transaction Documents to which it is a party, the Company makes no other express or implied representations or warranties with respect to the Company, its Subsidiary, the transactions contemplated by this Agreement or any other Transaction Documents and the Company and its Subsidiary disclaim any other representations and warranties, whether made by any Rights Holders, the Shareholder Representative, the Company, its Subsidiary or any of their respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Agreement or in any of the Transaction Documents to which it is a party, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer and Sub or any of their respective affiliates or representatives.

Article V
CONDUCT PRIOR TO THE EFFECTIVE TIME

Section 5.1 Conduct of Business of the Company and its Subsidiary. During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time:

(a)           the Company shall, and shall cause its Subsidiary to, conduct its business in the ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement) and in compliance with all Applicable Laws;

(b)           the Company shall, and shall cause its Subsidiary to use its best efforts, consistent with past practice, to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;

(c)           the Company shall promptly notify Buyer of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause a Material Adverse Affect with respect to the Company or its Subsidiary or cause any of the conditions to Closing set forth in Article VIII not to be satisfied;

(d)           the Company shall, and shall cause its Subsidiary to, assure that each of its Contracts entered into after the date hereof will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger, and shall give reasonable advance notice to Buyer in connection with the early termination of any Material Contract not in accordance with its terms; and

(e)           the Company shall, and shall cause each Subsidiary to, make reasonable commercial efforts to maintain each of its leased premises in accordance with the terms of the applicable lease.

Section 5.2 Restrictions on Conduct of Business of the Company and Subsidiaries.  Without limiting the generality or effect of the provisions of Section 5.1, during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall cause its Subsidiary not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement, required in order to consummate the transactions hereof, or as consented to in writing by Buyer:

(a)           Charter Documents.  Cause or permit any amendments to its Company Charter or equivalent organizational or governing documents of the Company's Subsidiary;

(b)           Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements entered into prior to the date hereof providing for the repurchase of shares in connection with any termination of service;

(c)           Material Contracts.  Enter into any Contract that would constitute a Material Contract or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts; in each case, other than in connection with violations, except in the ordinary course of business.

(d)           Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Capital Stock pursuant to the exercise of Company Stock Options and Company Warrants and the conversion of Convertible Loans;

(e)           Employees; Consultants; Independent Contractors.  (i) hire any additional officers or other employees, or any consultants or independent contractors, engaged for the purposes of providing services customarily performed by executives (ii) terminate (other than for cause or similar provisions under either the applicable employment agreement or Applicable Law) the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company or any Subsidiary (except if such change is pursuant to agreement existing as of the date hereof), (iii)  amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor, or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by Applicable Laws);

(f)           Loans and Investments.  Make any loans or advances (other than routine expense advances to employees and directors of the Company or its Subsidiary consistent with past practice) to, or any investments in or capital contributions to, any Person or from Company's Subsidiary (other than ordinary course funding to its Subsidiary in order to fund operations in amounts consistent with past practice), or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money, other than as required in order to satisfy the Company's obligations under this Agreement or in accordance with the provisions of any Contract to which the Company and/or its Subsidiary is a party as of the date hereof;

(g)           Intellectual Property.  Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company IP Rights (other than non-exclusive end-user licenses and other non-exclusive licenses in connection with the sale of Company Products in the ordinary course of business consistent with past practice), or transfer or provide a copy of any Company's source code to any Person (other than providing access to Company's source code to current employees and consultants of the Company or its Subsidiary involved in the development of the Company Products on a need to know basis, consistent with past practice, or pursuant to existing Contracts by which the Company or the Subsidiary are bound);

(h)           Dispositions and Liens.  Sell, lease, license or otherwise dispose of or create any Lien (other than Permitted Liens) on any of its properties or assets (other than non-exclusive end-user licenses and other non-exclusive licenses in connection with the sale of Company Products in the ordinary course of business consistent with past practice), or enter into any Contract with respect to the foregoing;

(i)           Indebtedness.  Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except for withdraws made on account of existing credit facilities or extension thereof subject to a written notice to Buyer in this respect;

(j)           Leases.  Enter into any operating lease in excess of $150,000- or any leasing transaction of the type required to be capitalized in accordance with IFRS;

(k)           Payment of Obligations; Collection of Receivables.  Pay, discharge or satisfy, (i) any amounts due under any promissory note issued by the Company to any officer or director of the Company as of the date hereof, or (ii) any amount in excess of $25,000 in any one case or $50,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising otherwise than in the ordinary course of business or pursuant to Contracts made available to Buyer, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements and Company Transaction Expenses or (iii) defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, or in order to accelerate or induce the collection of any receivable;

(l)            Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements in excess of $50,000 individually or $100,000 in the aggregate;

(m)          Insurance.  Change the amount of any insurance coverage;

(n)           Termination or Waiver.  Terminate or waive any right of substantial value;

(o)           Employee Benefit Plans; Pay Increases.  Adopt or amend any Company Plan or amend any compensation, benefit, entitlement, grant or award provided or made under any such Company Plan, except in each case as required under Applicable Laws, pay any special bonus or special remuneration to any employee or non-employee director or consultant, except to the extent paid in accordance with the provisions of any Contract by which the Company and/or its Subsidiary is bound, or increase the salaries, wage rates or fees of its employees or consultants except to the extent such increase is in accordance with the provisions of any Contract by  which the Company and/or its Subsidiary is bound, or add any new members to the Board of Directors of the Company or its Subsidiary;

(p)           Severance Arrangements.  Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person, except as required in accordance with the provisions of Applicable Laws or any Contract by  which the Company and/or its Subsidiary is bound;

(q)           Lawsuits; Settlements.  (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business or assets (provided that it consults with Buyer prior to the filing of such a suit), or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute, except for any settlement concerning the routine collection of bills;

(r)           Acquisitions.  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets not in the ordinary course of business which are material, individually or in the aggregate, to its and its Subsidiary’s business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(s)           Taxes.  Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file (except if such filing is made in order to meet time limitations under Applicable Law) any Tax Return or any amendment to a Tax Return; all as set forth under Applicable Laws or the requirements of a Governmental Authority, or enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind;

(t)           Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in IFRS as concurred with its independent accountants and after notice to Buyer;

(u)           Real Property. Enter into any agreement for the purchase, sale or lease of any real property or owned tenant improvements;

(v)           Warranties, Discounts. Change the manner and practice in which it provides warranties, discounts or credits to customers;

(w)           Interested Party Transactions. Enter into any Contract in which any Affiliated Person of the Company has an interest under circumstances that, if entered immediately prior to the date hereof, would require that such Contract be listed on Section 4.19 of the Company Disclosure Letter, except if such Contract is being entered into in accordance with or pursuant to the provisions hereof;

(x)           Grants. Apply for, or obtain funds under any Grants, except for receipt of funds under Grants obtained prior to the date hereof; and

(y)           Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (x) in this Section 5.2, or any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect in a manner adverse to the Company (such that the condition set forth in the first sentence of Section Section 8.3(a) would not be satisfied) or prevent the Company from performing or causing the Company or its Subsidiary not to perform one or more covenants required hereunder to be performed by the Company or its Subsidiary (such that the condition set forth in the second sentence of Section 8.3(a) would not be satisfied).

Section 5.3 Point of Contact. All notices, request for consents and other communications pursuant to this Article V shall be in writing, delivered in accordance with Section 10.6 and shall be sent by Company’s point of contact to Buyer’s point of contact as detailed in Schedule IV attached hereto.

Article VI
ADDITIONAL AGREEMENTS

Section 6.1 Public Announcements.

Each of Buyer and the Company shall consult with one another before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law or by the regulations of an applicable securities exchange applicable to the Company, the Subsidiary or any of the Company's Affiliates or to the Buyer.

Section 6.2 Insurance and Indemnification.

(a)           Notwithstanding anything to the contrary in this Agreement, Buyer and Sub agree, and shall ensure, that the indemnification provisions set forth in the Company’s Certificate of Incorporation, the Company’s By-laws and its Subsidiary’s Articles of Association, as well as any indemnification agreements and undertakings entered into on or prior to the date hereof with a director, officer, observer or employee, in each case, of the Company or its Subsidiary, and, in each case, as in effect immediately prior to the Effective Time, shall survive the Closing.  Prior to the Effective Time, Buyer and Sub have caused the Certificate of Incorporation and By-laws of the Surviving Corporation to reflect such pre-existing indemnification provisions and agree not to amend, repeal or otherwise modify the Surviving Corporation’s Certificate of Incorporation or By-laws, or the corresponding provisions of the Subsidiary’s Articles of Association, for a period of seven (7) years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time were directors, officers, observers or employees of the Company or its Subsidiary and were covered by such indemnities, except to the extent required in order to comply with Applicable Laws.  Buyer shall ensure that the provisions of this Section shall apply to the surviving entity of any merger or other reorganization of the Surviving Corporation.

(b)           Buyer and Sub acknowledge that prior to the Closing, the Company may obtain a non-cancelable run-off insurance policy, for a period of up to seven (7) years after the Closing Date, to provide insurance coverage for events, acts or omissions occurring on or prior to the Effective Time for all persons who were directors, officers, observers or employees of the Company or its Subsidiary on or prior to the Effective Time the costs of which will be set forth in the Schedule of Expenses.  Following the Effective Time, the Surviving Corporation and Buyer shall act, with respect to any claims which may be made against the aforesaid directors, officers, observers, or employees of the Company or its Subsidiary from time to time in connection with their service to the Company or its Subsidiary, in a manner which is consistent with such insurance policy, with a view towards ensuring the application of the coverage thereunder.

Section 6.3 Release and Waiver. Buyer and the Company, on behalf of themselves and (if applicable) their assigns and successors (including the Surviving Corporation), irrevocably and unconditionally waive, as of the Closing, all direct and indirect claims, suits and demands against any current or former director, observer, officer, employee, agent, holder of Company Capital Stock or holder of Company Stock Options of the Company or its Subsidiary, in such capacity, together with their respective heirs, executors, agents, advisers, representatives, assigns, successors, beneficiaries and trustees (together, the “Released Parties”), that they may have in connection with this Agreement, the transactions contemplated herein, or any of their actions or omissions in connection with or relating to the Company or its Subsidiary which preceded the Effective Time.  The release and waiver contained herein shall not apply to a Released Party for (i) any act of fraud or willful misconduct committed by such Released Party, or (ii) any breach of this Agreement or any of the Transaction Documents.  Nothing in this Section 6.3 shall derogate from the rights of the parties pursuant to this Agreement, including pursuant to Article VII.

Section 6.4 Stockholder Approval and Board Recommendation.

From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Article IX:

(a)           Notwithstanding the execution and delivery of the Company Stockholder Consent, the Company shall exercise commercially reasonable efforts to obtain as soon as practicable after the execution and delivery of this Agreement the signatures from all holders of Company Capital Stock on the Company Stockholder Consent,  from such holders of Company Capital Stock who did not previously execute the Stockholders Undertaking, the Stockholders Undertaking and from all the Carve-Out Plan Participants the signatures on the Carve-Out Participant Undertakings in the form attached hereto as Exhibit I1 (the " Carve-Out Participant Undertakings"). By 5:00 p.m. Israel Time on the last Business Day prior to the Closing Date (the “Stockholder Written Consent Effective Time”), the Stockholder Written Consent shall be filed in the Company’s records.

(b)           This Agreement and the Merger shall be submitted for approval by the Company's stockholders, and the Board of Directors of the Company shall use commercially reasonable efforts to obtain the Company Stockholder Approval as contemplated herein, even if the Board of Directors of the Company, or any committee thereof, shall have, after the execution hereof, withdrawn, amended or modified the unanimous recommendation of the Company’s Board of Directors that the holders of Company Capital Stock vote in favor of the approval of the Merger and adoption of this Agreement.

(c)           Promptly after the Stockholder Written Consent Effective Time, the Company shall deliver notice to the holders of Company Capital Stock, in the form attached hereto as Exhibit M1, of the approval of the Merger, this Agreement and the transactions contemplated hereby, pursuant to and in accordance with the applicable provisions of DGCL and the Company Charter.

Section 6.5 No Solicitation.

(a)           From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Article IX neither the Company nor its Subsidiary will, nor will any of them authorize or permit any of their respective officers, directors, Affiliates, stockholders or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any securityholders of Company or its Subsidiary. Each of the Company and its Subsidiary will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 6.5 not to permit or authorize such Company Representative to take, and the Company permitted or authorized such action, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 6.5.

(b)           The Company shall immediately notify Buyer orally and in writing after receipt by the Company and/or its Subsidiary (or, to the Knowledge of the Company, by any of the Company Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or (iii) any request for nonpublic information relating to the Company or its Subsidiary or for access to any of the properties, books or records of the Company or its Subsidiary by any Person or Persons other than Buyer in connection with an Acquisition Proposal.. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (B) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request; in each case, to the extent the Company is not prohibited from disclosing such information either under Applicable Law or under the terms of a currently existing agreement. The Company shall keep Buyer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Buyer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing; in each case, to the extent the Company is not prohibited from disclosing such information either under Applicable Law or under the terms of a currently existing agreement. The Company shall provide Buyer with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to discuss any Acquisition Proposal.

(c)           Notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholder Approval, the Company may, subject to compliance with the provisions of this Section 6.5, engage or participate in discussions or negotiations with, and furnish non-public Company information to, any Person that has made (and not withdrawn) a bona fide Acquisition Proposal that the Company’s Board of Directors reasonably determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal, if the Company’s board of directors reasonably determines in good faith (after consultation with outside legal counsel) that the failure to take such actions would reasonably be expected to be a breach of its fiduciary duties under Delaware law.  The term “Superior Proposal” shall mean any bona fide written Acquisition Proposal received subsequent to the date hereof (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to the third party making such Acquisition Proposal) and (ii) with respect to which the board of directors of the Company shall have reasonably determined in good faith (after consultation with its financial and legal advisors, and after taking into account, among other things, the financial, legal and regulatory aspects of such acquisition proposal, as well as any counter-offer or proposal made by Buyer) that (A) the acquiring party is reasonably capable of timely consummating the proposed acquisition on the terms proposed and without unreasonable delay and (B) the proposed acquisition would, if timely consummated in accordance with its terms, be more favorable to the Company’s stockholders (in their capacity as such), from a financial point of view, than the transactions contemplated by this Agreement (or any counter offer or proposal made by Buyer).

Section 6.6 Regulatory Approvals.

(a)           The Company shall, and shall cause each Company Subsidiary to, as soon as practicable and no later than three Business Days after the date hereof, execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity which may be reasonably required, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. The Company shall use commercially reasonable efforts to obtain, and Buyer shall cooperate with the Company reasonably and to the extent necessary or advisable to obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents. The Company shall promptly inform Buyer of any communication between the Company and any Governmental Entity either (i) regarding any of the transactions contemplated hereby or (ii) that may impair the ability of the parties hereto to consummate the Merger hereunder. If the Company or its Subsidiary receives any formal or informal request for supplemental information or documentary from any Governmental Entity with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. The Company shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of Buyer.

(b)           Buyer shall as soon as practicable and no later than three Business Days after the date hereof execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether foreign, federal, state, local or municipal, which may be reasonably required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. Buyer shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Buyer with respect to such authorizations, approvals and consents. Buyer shall promptly inform the Company of any communication between Buyer and any Governmental Entity either (i) regarding any of the transactions contemplated hereby or (ii) that may impair the ability of the parties hereto to consummate the Merger hereunder. If Buyer or any affiliate of Buyer receives any formal or informal request for supplemental information or documentary from any Governmental Entity with respect to the transactions contemplated hereby, then Buyer shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Buyer shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Company.

Section 6.7 Rulings.

(a)           The Company has, or may, file with the ITA application for the Israeli Carve-Out Tax Ruling.

(b)           To the extent that the Company wishes to file the Carve-Out Tax Ruling, the Buyer shall, and shall instruct its representatives to, cooperate with the Company and its Israeli counsel and its representatives with respect to the application of the Carve-Out Tax Ruling and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain such ruling.  Subject to the terms and conditions hereof, to the extent that the Company wishes to file the Carve-Out Tax Ruling the parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to obtain the Carve-Out Tax Ruling, as promptly as practicable. The Company’s representatives shall provide to the Buyer's representatives a prompt and full report of any such discussions held with the ITA in connection with the Carve-Out Tax Ruling and provide it in advance with copies of any notice or letter to be sent the ITA in this respect and will reasonably incorporate the Buyer's and its advisors' comments to such notices and letters. In any event, the final text of the application for the Israeli Carve-Out Tax Ruling in all circumstances be subject to the prior approval of Buyer.

Section 6.8 Reasonable Efforts.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VIII, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby (and including without limitation to send the forms of the Carve-Out Participant Undertakings to the Carve-Out Participants promptly following the date hereof).

Section 6.9 Third Party Consents; Notices.

(a)           The Company shall use its commercially reasonable efforts to obtain prior to the Closing, and deliver to Buyer at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Section 4.4 of the Company Disclosure Letter, solely to the extent that such approvals, waivers or consents are required to be obtained in order to consummate the transactions contemplated hereby (and any Contract entered into after the date hereof that would have been required to be listed or described on Section 4.4 of the Company Disclosure Letter if entered into prior to the date hereof).

(b)           The Company shall give all notices and other information required to be given to the employees of the Company or its Subsidiary, any collective bargaining unit representing any group of employees of the Company or its Subsidiary, and any applicable Governmental Entity and any Applicable Laws in connection with the transactions contemplated by this Agreement. The Company will provide the Buyer with reasonable time to review and provide comments with respect to each such notice or other information and shall consider in good faith the Buyer’s comments.

Section 6.10 Litigation. The Company will (i) notify Buyer in writing promptly after learning of any Proceeding by or before any Governmental Entity or arbitrator initiated by or against it or its Subsidiary, or known by the Company to be threatened against the Company, its Subsidiary or any of their respective directors, officers, employees or stockholders solely in their capacity as such (a “New Litigation Claim”), (ii) notify Buyer in writing promptly of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Buyer regarding the conduct of the defense of any New Litigation Claim.

Section 6.11 Access to Information.

(a)           During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the (i) Closing, the Company shall afford Buyer and its accountants, counsel and other representatives, reasonable access during business hours to (A) all of the Company’s and its Subsidiary’s properties, books, Contracts and records and (B) all other information concerning the business, properties and, subject to coordination with and approval of the Company's management, not to be unreasonably withheld, delayed or conditioned,  personnel of the Company or its Subsidiary as Buyer may reasonably request, and (ii) the Company shall provide to Buyer true, correct and complete copies (to the extent prepared or received by the Company) of the Company’s and its Subsidiary’s (A) financial reports, (B) Tax Returns, Tax elections and all other records and work-papers relating to Taxes, and (C) receipts for any Taxes paid to foreign Taxing Authorities.

(b)           Subject to compliance with Applicable Laws, from the date hereof until the earlier of the termination of this Agreement and the Closing, the Company shall confer from time to time as requested by Buyer with one or more representatives of Buyer to discuss any material changes or developments in the operational matters of the Company and of its Subsidiary and the general status of the ongoing operations of the Company and its Subsidiary.

(c)           No information or knowledge obtained in any investigation pursuant to this Section 6.11 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.

Section 6.12 Financial Information.

(a)           Following the Effective Time, Buyer hereby confirms and undertakes that the Company shall provide the Shareholder Representative, at its request

(A) (i) if the Effective Time is on or prior to December 31, 2011, then, by January 31, 2012, a detailed financial spreadsheet of the Company as of the Effective Time, or, (ii) if the Effective Time is on or following January 1, 2012, then, within thirty (15) days from expiration of the calendar quarter during which the Effective Time occurs, a detailed financial spreadsheet of the Company as of the Effective Time; in each case, in such form and including such information reasonably required by the Shareholder Representative in accordance with any requirements of any Applicable Law (including the requirements of any US, Israeli or other stock exchange regulations) and certified by the Company's accountants as described under clause (B) below; and

(B) (i) if the Effective Time is on or prior to December 31, 2011, then, by February 14, 2012, a balance sheet of the Company as of December 31, 2011, or (ii) if the Effective Time is on or following January 1, 2012, within thirty (30) days from expiration of the fiscal quarter during which the Effective Date occurred, a balance sheet of the Company as of the end of such fiscal quarter; in each case together with the related statements of income and statements of cash flows, changes in shareholders' equity, and profit and loss account of the Company for such year or quarter, as the case may be, all in reasonable detail, prepared in accordance with International Financial Reporting Standards ("IFRS") and audited (with respect to the annual financial statements only and otherwise reviewed) in accordance with applicable standards of the Public Company Accounting Oversight Board (“PCAOB”); in each event, prepared by an accounting firm affiliated with one of the “big four” U.S. accounting firms, which is independent with respect to Elron Electronic Industries Ltd.; and

(C) any auditor consent letters prepared by the auditors of the Company in connection with the financial statements mentioned in the foregoing clause (B); and

(D) any other financial or other information as may be reasonably required by Shareholders Representative in order to comply with any requirements of any Applicable Law (including the requirements of any US, Israeli or other stock exchange regulations);

all of the above at the cost and expense of the Shareholder Representative with respect to any fees incurred by the Buyer in excess of the fees otherwise payable by it to its accountants with respect to the preparation of the Company's quarterly or annual financial reports/spreadsheets

(b)           In addition, at the request of any of the Majority Shareholders, Buyer shall cause the Company and its auditors to reasonably cooperate with such Majority Shareholder and its auditors, at the cost and expense of such Majority Shareholder, in respect of any input reasonably required by them in connection with the financial or other information mentioned in Section 6.12 above, all at the cost and expense of such Majority Shareholder with respect to any excess fees incurred by the Buyer in connection with such request.

Section 6.13 Confidentiality. The parties acknowledge that the provisions of the Confidentiality Agreement shall apply to all information furnished to the parties hereto, for the time periods set forth therein (subject to Section 6.1 above).

Article VII
INDEMNITY

Section 7.1 Survival of Representations and Warranties.  The parties agree that, regardless of any investigation made by the parties, the representations and warranties of the parties contained in this Agreement, any Transaction Document or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing until the date that is 15 months after the Closing and shall expire on such date; provided, however, that:

(a)           the representations and warranties of Buyer set forth in Section 3.1 (Organization, Standing and Power), Section 3.2 (Authority) and Section 3.3 (Consents and Approval; No Violations) (collectively, "Buyer Fundamental Representations") shall survive the Closing until the date that is 36 months thereafter and shall expire on such date;

(b)           the representations and warranties of the Company set forth in Section 4.1 (Organization, Standing and Power), Section 4.3 (Authority), and Section 4.4 (Consents and Approval; No Violations),(collectively, "Company Corporate Representations") shall survive the Closing until the date that is 36 months thereafter and shall expire on such date;

(c)           the representations and warranties of the Company set forth in Section 4.16 (Intellectual Property) ("IP Representations") shall survive the Closing until the date that is 60 months thereafter and shall expire on such date;

(d)           the representations and warranties of the Company set forth in Section 4.10 (Tax Matters) and Section 4.2 (Capitalization) (collectively, "Company Fundamental Representations") shall survive the Closing until 30 days after the expiration of the applicable statute of limitation; and

(e)           the limitations set forth in Section 7.1 shall not apply: (i) in the case of claims against such Person based upon its/his own willful breach, intentional misrepresentation or fraud, and (ii) with respect to any holder of Company Capital Stock, in case of any claims against the Company based on the Company's willful breach, intentional misrepresentation or fraud, of which such holder of Company Capital Stock had actual knowledge or would have been reasonably expected to have obtained such knowledge (without limiting the foregoing, each holder of Company Capital Stock who is (or whose Affiliate or other representative is) as of the date hereof, or was (or whose Affiliate or other representative was) at any time during the 90 days ending on the date hereof, a member of the Board of Directors of the Company or the Subsidiary, shall be deemed to have such knowledge) (each, a "Fraud").

Section 7.2 Indemnification.

(a)           Indemnification by Rights Holders.  Subject to Section 7.1, from and after the Effective Time, Buyer, Sub and the Surviving Corporation and their respective affiliates, officers, directors, shareholders, representatives and agents (collectively, the "Buyer Indemnitees") shall be indemnified and held harmless by each Rights Holder, who shall be severally (and not jointly with the other Rights Holders), pro-rata in accordance with its respective Pro-Rata Portion, liable, from and against and in respect of any and all Losses incurred, sustained or suffered by such Buyer Indemnitee, resulting from, arising out of or relating to the following:

(i)            any inaccuracy in, or breach of, any of the Company’s representations and warranties contained in this Agreement, any Transaction Document or any schedule, certificate or other document delivered at or prior to the Effective Time pursuant hereto or thereto, in each case without giving effect: (A) to any limitation or qualification as to "materiality," "material," "Material Adverse Effect" or similar qualifiers set forth in such representation or warranty, solely for purposes of determining the Losses resulting from, arising out of or relating to such breach; or (B) any update or modification of the Company Disclosure Letter made or purported to have been made on or after the date of this Agreement and not resulting from the occurrence of new events between the date hereof and the Closing Date;

(ii)            any breach performed prior to the Effective Time of any covenant or agreement by the Company contained in this Agreement, any Transaction Document or any schedule, certificate or other document delivered at or prior to the Effective Time pursuant hereto or thereto (including as a result of the action or failure to act of the Company or its Subsidiary);

(iii)            any Company Transaction Expenses that shall not have been reflected on the Schedule of Expenses, other than Company Transaction Expenses deducted from the Merger Consideration, as provided in Section 2.6(j)  or taken into consideration as part of the Final Adjustment Statement; and

(iv)            any amounts in excess of the Merger Consideration required to be paid to holders of Dissenting Shares, including any interest required to be paid thereon.

(b)           Indemnification by Buyer.  Subject to Section 7.1, from and after the Effective Time, Buyer shall save, defend, indemnify and hold harmless the Rights Holders and their respective affiliates, officers, directors, shareholders, representatives and agents (collectively, the "Seller Indemnitees" and, together with the Buyer Indemnitees, the "Indemnitees") from and against any and all Losses asserted against, incurred, sustained or suffered by the Seller Indemnitees as a result of, arising out of or relating to:

(i)            any inaccuracy in, or breach of, any of Buyer’s or Sub’s representations and warranties contained in this Agreement, any Transaction Document or any schedule, certificate or other document delivered pursuant hereto or thereto, in each case without giving effect to: (A) any limitation or qualification as to "materiality," "material," "Material Adverse Effect" or similar qualifiers set forth in such representation or warranty solely for purposes of determining the Losses resulting from, arising out of or relating to such breach; or (B) any update of or modification of the Buyer Disclosure Letter made or purported to have been made on or after the date of this Agreement and not resulting from the occurrence of new events between the date hereof and the Closing Date; and

(ii)            any breach of any covenant or agreement by Buyer or Sub contained in this Agreement, any Transaction Document or any schedule, certificate or other document delivered pursuant hereto or thereto (including as a result of the action or failure to act of Buyer or Sub).

(c)           Limits on Indemnification. (i) No Indemnitee shall be entitled to indemnification from Rights Holders or Buyer, as applicable (each, the "Indemnifying Party"), for any Losses arising under Section 7.2(a)(i) or Section 7.2(b)(i), as applicable, until the aggregate amount of indemnifiable Losses which may be recovered from such Indemnifying Parties shall equal or exceed US$100,000 (the "Threshold"), in which case the Indemnifying Party shall be liable for the full amount of such Losses from the first dollar thereof, (ii) the maximum aggregate amount of indemnifiable Losses (the "Cap") which may be recovered from any Indemnifying Party by any Indemnitees pursuant to Section 7.2(a)(i)  or Section 7.2(b)(i), as applicable, shall be (X) the Merger Consideration and Convertible Loan Repayment Amount (including any part thereof previously paid to Indemnitees pursuant to the indemnification provisions hereunder), except that (Y) for breaches pursuant to Section 7.2(a)(i) which are not breaches of Company Fundamental Representations or Company Corporate Representations and IP Representations, the Escrow Amount (or any remaining portion thereof); in each case, which shall be the sole and exclusive remedy of the Indemnitees for any claims pursuant to Section 7.2(a)(i) or Section 7.2(b)(i) hereof; provided, however, that (i) with respect to all Rights Holders other than BRM Capital Fund, L.P., the Threshold and the Cap shall not apply with respect to any such Person in the case of Fraud, and (ii) with respect to BRM Capital Fund, L.P. only, the Cap applicable in the event of Fraud shall be an amount equal to 125% of its Pro-Rata Portion of the Merger Consideration and Convertible Loan Repayment Amount (including any part thereof previously paid to Indemnitees pursuant to the indemnification provisions hereunder).

(d)           Net Recovery.  The amount of any Losses for which indemnification is permitted in favor of Buyer Indemnitees pursuant to this Section 7.2 shall be (i) reduced by any amounts actually recovered by the Buyer Indemnitees under insurance policies with respect to such Losses (net of any costs incurred in connection with the collection thereof), (ii) if the indemnity payment is treated as an adjustment to the Merger Consideration for Tax purposes pursuant to Section 7.8, increased to take account of any net Tax cost actually incurred by the Buyer Indemnitees arising from the receipt or accrual of indemnity payments hereunder (grossed up for such increase) and (iii) reduced to take account of any net Tax benefit actually realized by the Buyer Indemnitees as a result of the deductibility for Tax purposes of such Loss.  In computing the amount of any such Tax cost or Tax benefit, the Buyer Indemnitees shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the receipt of any indemnity payment hereunder or the incurrence of payment of such loss.

(e)           Mitigation of Losses. Each Indemnified Party shall in all instances use its commercially reasonable efforts to mitigate any and all Losses incurred by it.

Section 7.3 Manner of Indemnification; Claims Made by Buyer Indemnitees. Subject to the provisions of Section 7.2(a):

(a)           Subject to the provisions of Section 7.2(c), any Losses incurred by a Buyer Indemnitee against any Rights Holder shall be recovered as follows:

(i)            First, from such Rights Holder's Pro-Rata Portion out of the remaining Escrow Amount;

(ii)            Second, in connection with any Losses incurred by Buyer Indemnitees that are not satisfied in full from the Escrow Amount, from such Rights Holder's Pro-Rata Portion of the Merger Consideration (other than in connection with Fraud). For the purposes hereof, the respective Pro-Rata Portion of any Rights Holders shall be calculated based on the amounts previously paid by Buyer to such Rights Holder on account of the Merger Consideration upon the applicable Dispute Resolution Date applicable to the relevant Claim Notice.

(b)         To the extent that Buyer or any Buyer Indemnitee is entitled to any indemnification  from any Rights Holder under this Agreement or any Transaction Document and subject to the provisions of this Article VII, Buyer shall be entitled to offset such amount from any payment due or payable to any of the Rights Holders on account of the Total Earnout Amount, and to withhold such respective payment that it determines in good faith is reasonably expected to be necessary to satisfy any pending claim until the applicable Dispute Resolution Date, all as provided in Section 10.3 below.

Section 7.4 Notice of Claims.

(a)           Any Indemnitee seeking indemnification hereunder shall give the Indemnifying Party a written notice (a "Claim Notice"), which, in the case of an Indemnification Claim by Buyer against the Rights Holders, shall be given to the Shareholder Representative, specifying in reasonable detail the facts giving rise to any Indemnification Claim and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such Indemnification Claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such Indemnification Claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification shall be sought shall be given promptly after the action or suit is commenced; and provided further, that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b)           The Buyer or the Shareholder Representative, as applicable, shall have thirty (30) Business Days after receipt of any Claim Notice pursuant hereto to provide such Indemnitee with notice of its objection to the Indemnification Claim or that it disagrees with the amount or method of determination set forth in the Claim Notice (the "Disagreement Notice").  If a timely Disagreement Notice is not received or to the extent an item is not objected to in the Disagreement Notice, the Claim Notice shall be then deemed to have been accepted and final and binding on the parties, absent manifest error.  If Buyer or the Shareholder Representative, as applicable, delivers a timely Disagreement Notice, the parties shall resolve such conflict in accordance with the procedures set forth in Section 7.4(c).

(c)           If Buyer or the Shareholder Representative, as applicable, has provided a Disagreement Notice, the parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by Buyer and the Shareholder Representative.  In the event the parties fail to reach an agreement within thirty (30) Business Days after the date on which Buyer or the Shareholder Representative, as applicable, received the Disagreement Notice (the "Dispute Resolution Period"), the dispute may be submitted by the Indemnitee seeking indemnification to the applicable court in accordance with the provisions of Section 10.13, provided however, that Buyer may not withhold release from the Escrow Account on or following the Escrow Termination Date of any Escrow Amounts due to a Claim Notice by any Buyer Indemnitees subject to outstanding Disagreement Notice not agreed upon in accordance with the provisions hereof, to the extent that Buyer has failed to initiate legal proceedings in accordance with the provisions hereof within sixty (60) days following expiration of the applicable Dispute Resolution Period.

(d)           For the purposes of this Agreement, a "Dispute Resolution Date" shall mean , with respect to each Claim Notice, (i) the lapse of the period during which Shareholder Representative may provide Buyer with a Disagreement Notice, to the extent such Disagreement Notice was not provided in accordance with the provisions of Section 7.4(b), or (ii) the date of the execution of the memorandum setting forth the agreement between the parties in accordance with the provisions of Section 7.4(c), or (iii) the date on which a competent court provides for a ruling on any Claim Notice in accordance with the provisions of Section 7.4(c).

(e)           For as long as any portion of the Escrow Amount is still held in the Escrow Account, a copy of any notice provided to either the Buyer or the Shareholder Representative pursuant to the provisions of this Section 7.4 or Section 7.5 below shall be concurrently provided to the Escrow Agent.

Section 7.5 Third-Party Claims.  If an Indemnified Party becomes aware of a third-party claim that such Indemnified Party believes, in good faith, may result in a demand by it for Indemnification, such Indemnified Party shall promptly notify the Indemnifying Party (Buyer or the Shareholder Representative, as applicable) in writing of such claim, and Buyer or the Shareholder Representative on behalf of the Rights Holders, shall be entitled to participate in any defense of such claim.  Notwithstanding the immediately preceding sentence, the Indemnifying Party (Buyer or the Shareholder Representative, as applicable) shall have the right to conduct and control such defense, but shall not settle any such claim without the written consent of the Indemnified Party (Buyer or the Shareholder Representative as applicable) such consent not to be unreasonably withheld, unless the settlement provides for monetary remedy only to such third party, which is indemnifiable in full in accordance with the provisions hereof, in which event such consent shall not be required.

Section 7.6 Shareholder Representative.

(a)           By virtue of their approval of the Merger, the Rights Holders, without any further action on the part of any Rights Holders, irrevocably constitute and appoint Elron Electronic Industries Ltd. as the representative of the Rights Holders (the "Shareholder Representative"), as the attorney-in-fact for and on behalf of each such Right Holder, and the taking by the Shareholder Representative of any and all actions and the making of any decisions required or permitted to be taken by it under this Agreement, including the exercise of the power to (a) authorize delivery to Buyer and Sub of the Escrow Amount, or any remaining portion thereof, in satisfaction of any Indemnification Claims made pursuant to Section 7.2(a) hereof, (b) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and, if applicable, awards of arbitrators with respect to such Indemnification Claims, (c) resolve any Indemnification Claims, (d) execute, perform and handle such actions as provided in and pursuant to the Escrow Agreement and Paying Agent Agreement, and (e) take all actions necessary in the judgment of the Shareholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement.  Accordingly, the Shareholder Representative has unlimited authority and power to act on behalf of each Rights Holder with respect to this Agreement and the disposition, settlement or other handling of all Indemnification Claims, rights or obligations arising from and taken pursuant to this Agreement including, but not limited to, the authority and power to receive notices on behalf of the Rights Holders..

(b)           Any notice provided to the Shareholder Representative shall be deemed to have been provided to all Rights Holders. The Rights Holders shall be bound by all actions taken by the Shareholder Representative in connection with this Agreement, and Buyer and Sub shall be entitled to rely on any action or decision of the Shareholder Representative.  The Shareholder Representative shall incur no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and to have been signed by the proper Person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except its own willful misconduct.  In all questions arising under this Agreement, the Shareholder Representative may rely on the advice of counsel, and the Shareholder Representative shall not be liable to the Rights Holders for anything done, omitted or suffered in good faith by the Shareholder Representative based on such advice.  The Shareholder Representative shall not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it.

(c)           The Rights Holders shall jointly and severally indemnify and hold harmless the Shareholder Representative from and against any and all Losses (including reasonable legal and expert fees and expenses incurred by the Shareholder Representative in investigating or defending (including any appeal) any claim for indemnification made against the Rights Holders pursuant to a Indemnification Claim, arising out of and in connection with its activities as Shareholder Representative under this Agreement or any Transaction Document or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby.

(d)           At any time, the Majority Shareholders can appoint a new Shareholder Representative (whether as a result of the resignation of the existing Shareholder Representative which may be made upon a 30-day prior notice to the Majority Shareholders or otherwise) by written consent by sending notice and a copy of the written consent appointing such new Shareholder Representative signed by such holders to Buyer.  Such appointment shall be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer and Sub (or, if after the Effective Time, the Surviving Corporation).

(e)           The Shareholder Representative, in its capacity as such, shall not have any liability with respect to Buyer, Sub or any of the other Buyer Indemnitees under or in connection with this Agreement.

(f)           All decisions, actions, consents and instructions by the Shareholder Representative shall be binding upon all the Rights Holders.  Buyer and Sub shall be entitled to rely on any decision, action, consent or instruction of the Shareholder Representative as being the decision, action, consent or instruction of the Rights Holders and Buyer and Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.

(g)           Notwithstanding anything to the contrary in this Agreement but subject to any Tax withholding requirement under Applicable Laws, on the Effective Time, the amount of the Shareholder Representative Fund shall be deposited by Buyer with the Paying Agent  (and not to the Rights Holders), such amount being intended for use by the Shareholder Representative, and released to it by the Paying Agent from time to time at its request, in its discretion, in covering out-of-pocket expenses incurred (or to be incurred) by it (if at all) in carrying out its duties hereunder.  Such amount shall be deducted from the Closing Payment payable to the Rights Holders, based on their respective Pro-Rata Portions of such amounts.  Payments to the Shareholder Representative shall be made to a bank account specified by it in writing. As set forth in the Paying Agent Agreement and the Escrow Agreement, the Shareholder Representative shall have the authority to instruct the Paying Agent and/or the Escrow Agent, prior to the distribution of any portion of the Merger Consideration to the Rights Holders in accordance with the provisions hereof and thereof, to withhold a portion of such amount or pay a portion of any such amount (as applicable) to the Shareholder Representative, such portion being intended for use by the Shareholder Representative, in its discretion, in covering out-of-pocket expenses incurred or reasonably expected to be incurred by it (if at all) in carrying out its duties hereunder, and exceeding the Shareholder Representative Fund (any such amounts shall be deducted from all Rights Holders Pro-Rata between them). The Shareholder Representative may instruct the Paying Agent to invest and handle the amounts of the Shareholder Representative Fund and any additional amounts so withheld by the Paying Agent as provided in this Section 7.6(g) until the allocation or payment thereof, as the case may be, according to its commercial reasonable discretion.  Promptly after the later of the Escrow Termination Date and last Earnout Payment Date, or, if Indemnification Claims are outstanding on such date, promptly after the date of settlement of all such claims, the Shareholder Representative, through the Paying Agent, shall allocate and pay any remaining amount of the Shareholder Representative Fund and of any excess amounts so withheld by the Paying Agent and any interest accrued thereon, to the Rights Holders, based on their Pro-Rata Portions, subject to any Tax withholding requirement under Applicable Laws, in the same manner set forth in Section 2.6.

Section 7.7 Waiver of Defenses.  To the maximum extent permitted by law, each Indemnifying Party waives any claim or defense that the indemnity provided for herein or any other provision of any Transaction Document is unenforceable under any provision of Applicable Law.

Section 7.8 Treatment of Indemnity Payments.  Any indemnification amount received by any Buyer Indemnified Party pursuant to this Article VII shall be treated as adjustments to the Merger Consideration for all purposes, to the extent permitted by Applicable Law.

Section 7.9  Sole Remedy.  Subject to Section 10.3 and to all of the terms, conditions and limitations hereof, the right to indemnification under this Article VII, shall constitute the sole and exclusive right and remedy available to any party hereto (other than any claims relating to fraud or willful and intentional misconduct or intentional misrepresentation perpetrated by the party against which the claim is being made, and claims made in connection with breach of Buyer's obligation to pay any portion of the Merger Consideration or any portion thereof) for any breach of this Agreement or any other Transaction Document and none of the parties hereto shall initiate or maintain any legal action at law or in equity against any other party hereto (other than any claims relating to fraud or willful misconduct perpetrated by the party against which the claim is made and claims made in connection with breach of Buyer's obligation to pay any portion of the Merger Consideration or any portion thereof) which is directly or indirectly related to any breach of this Agreement on or after the Closing Date.

Article VIII
CONDITIONS TO THE MERGER

Section 8.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a)           No Order.  No court or other Governmental Entity having jurisdiction over the Company or Buyer, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporarily, preliminary or permanent) which is in effect on the Closing Date and has the effect of, directly or indirectly, restraining, prohibiting or restricting the Merger or any of the transactions contemplated hereby.

(b)           Governmental Approvals. Buyer, Sub and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Merger and the other transactions contemplated hereby; as listed in each case in Schedule 8.1(b) hereto.

Section 8.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice, liability or obligation to any Person):

(a)           Representations, Warranties and Covenants.  The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date, other than the Buyer Fundamental Representations which shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date. Buyer shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b)           Stockholders Approval.  The Company shall have obtained the Company Stockholder Consent from the holders of Company Capital Stock, required to be obtained for the consummation of the Merger, in accordance with the provisions hereof.

(c)           Consents, Approvals and Notification Obligations. Each of the consents, authorizations, approvals or notification obligations listed on Section 3.3(b) hereto, shall have been obtained or complied with, provided however, that, with respect to the consent required  from Bank Mizrahi Tefahot (UMTB), to the extent that the Company will fail to obtain such consent, Buyer may, at its sole and absolute discretion, act for the obtainment of such consent, and any amounts repaid by Buyer to the bank on behalf of the Company in connection with such consent shall be reduced from the "Closing Date Cash" for the purposes of calculation of the Purchase Price Adjustment Amount; and

(d)            Buyer and Sub Closing Deliverables.  Buyer and Sub shall have delivered, or caused to be delivered to the Company, at or prior to the Closing, each of the following:

(i)            a copy of the Escrow Agreement, duly executed by the Buyer.

(ii)            a copy of the Paying Agent Agreement, duly executed by the Buyer.

(iii)          a certificate, in the form attached hereto as Exhibit N, executed on behalf of the Buyer by its Chief Executive Officer, certifying (i) that the conditions set forth in Section 8.1 (to the extent applicable to the Buyer) and this Section 8.2 have been duly satisfied; and (ii) the resolutions of the Board of Directors of the Buyer in form reasonably satisfactory to Company's counsel, approving this Agreement and the Merger.

(e)           An opinion addressed to the Company from Kramer Levin, counsel to Buyer, dated as of the Closing Date, in the form attached hereto as Exhibit O.

(f)           Written confirmation from Alvarion Ltd.’s internal legal counsel that Alvarion Ltd. has duly executed this Agreement in the form attached hereto as Exhibit O1.

For the avoidance of any doubt, no Shareholder Tax Ruling shall be deemed as a condition precedent to the consummation of the transactions hereunder.

Section 8.3 Additional Conditions to the Obligations of Buyer and Sub. The obligations of Buyer and Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Buyer and Sub and may be waived by Buyer and Sub in writing in their sole discretion without notice, liability or obligation to any Person):

(a)           Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date, other than the Company Fundamental Representations and the Company Corporate Representations and the IP Representations which shall be true and accurate in all respects on and as of the date of this Agreement and on and as of the Closing Date. The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company at or prior to the Closing.

(b)           Stockholders Approval and Carve-Out Plan Participants Approval.  The Company shall have obtained the Company Stockholder Consent from the holders of Company Capital Stock, required to be obtained for the consummation of the Merger, in accordance with the provisions hereof, and the executed Carve-Out Participant Undertakings  from all Carve-Out Plan Participants.

(c)           Consents and Approvals. Each of the consents, authorizations or approvals listed on Section 3.3(b) of the Company Disclosure Letter, shall have been obtained in form and substance reasonably satisfactory to the Buyer and shall be in full force and effect.

(d)           Company Closing Deliverables. The Company shall have delivered, or caused to be delivered, to Buyer and Sub, each of the following:

(i)            an opinion addressed to Buyer from Pepper Hamilton LLP, Delaware counsel to Company, dated as of the Closing Date, in the form attached hereto as Exhibit P.

(ii)            a copy of the Escrow Agreement, duly executed by the Shareholder Representative.

(iii)          a copy of the Paying Agent Agreement, duly executed by the Shareholder Representative.

(iv)          executed written resignations of all directors of Company and the Subsidiary, effective as of the Closing Date, in the form attached hereto as Exhibit Q.

(v)           a certificate, in the form attached hereto as Exhibit R, executed on behalf of the Company by its Chief Executive Officer, certifying (i) that the conditions set forth in Section 8.1 (to the extent applicable to the Company) and this Section 8.3 have been duly satisfied; and (ii) the resolutions of the Board of Directors of the Company in form reasonably satisfactory to Buyer's counsel, approving this Agreement and the Merger.

(vi)          Statements/invoices from the Company’s and its Subsidiary’s lawyers and accountants, releasing and discharging Buyer, Sub, the Company, the Surviving Corporation and any of their Affiliated Persons with respect to any liability for any Company Transaction Expenses.

(e)           No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company.

(f)           Maximum Dissenting Shares. Holders of no more than 1% of the Company Capital Stock shall be Dissenting Shares or shall have the right under the DGCL to become Dissenting Shares.

(g)           Termination of Shareholders Agreement. The Shareholders Agreements shall have been terminated.

(h)           Engagement of Consultants/Employees. At least 15 out of  the 20 employees/consultants listed on Schedule V shall have executed an Amendment to Engagement Agreement and the Non-Competition Agreements (not containing carve-out retention arrangements), and in addition, such employees/consultants listed in Exhibit C who have not yet executed such documents, shall have executed an Amendment to Engagement Agreement and the Non-Competition Agreements (including carve out arrangements).

For the avoidance of any doubt, no Shareholder Tax Ruling shall be deemed as a condition precedent to the consummation of the transactions hereunder. In addition, if the Buyer consummates the transactions contemplated hereunder notwithstanding the Company's failure to obtain all of the executed Carve-Out Participant Undertakings, then, provided that the Company shall have complied with the provisions of Section 6.8 hereof, the Company shall not be deemed to have breached this Agreement (including without limitations, the provisions of Section 2.5(e) hereof), and no Buyer Indemnitee shall be entitled to any indemnification or other remedy from any Rights Holder in connection with such failure.

Article IX
TERMINATION

Section 9.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party:

(a)           by mutual written consent duly authorized by the Company’s Board of Directors and the Board of Directors of Buyer;

(b)           by either Buyer or the Company, if the Closing shall not have occurred on or before 45 days after signing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (b) of  Section 9.1 shall not be available to any party whose breach of this Agreement (including breach resulting in the failure to obtain any third party consents and approvals required for the consummation of the transactions contemplated hereby) has resulted in the failure of the Closing to occur on or before the Termination Date;

(c)           by either Buyer or the Company, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose breach of this Agreement has been the cause of or resulted in such injunction or other order;

(d)           by Buyer, if (i) the Company shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by the Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3 to be satisfied, (ii) there shall have occurred a Material Adverse Effect with respect to the Company or its Subsidiary or (iii) if within two (2) Business Days following the date hereof the duly executed Company Stockholder Consent and Stockholder Undertaking from Elron Electornic Industries Ltd. BRM Capital Fund, L.P. are not provided to the Buyer; or

(e)           by the Company, if Buyer shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by Buyer of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 to be satisfied.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, Sub, the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (a) the provisions of this Section 9.2 (Effect of Termination), Section 6.1 (Public Announcements), Article X (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any breach of such party’s representations, warranties or covenants contained herein.

Article X
GENERAL PROVISIONS

Section 10.1Amendment.  This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the holders of Company Capital Stock, provided that to the extent such amendment is made after approval of the matters presented in connection with the Merger by the holders of Company Capital Stock, such amendment shall become effective, only upon the approval thereof by the required majority of the holders of Company Capital Stock, to the extent required under Applicable Law, including without limitations, the approval of Elron Electronic Industries Ltd. and BRM Capital Fund, L.P.  (and subject to the next sentence).  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. At all times following the Effective Time, all amendments shall require the written consent of the Shareholder Representative.

Section 10.2Waiver.  No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that the parties hereto may otherwise have at law or in equity.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.  Any extensions or waivers, which are given following the Effective Time, shall require the written consent of the Shareholder Representative.

Section 10.3 Remedies; Specific Performance; Set-Off. Unless otherwise provided herein, all rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity, in each case and subject to the provisions of Applicable Law, without the requirement of posting any bond or other type of security. To the extent that Buyer or any Buyer Indemnitee is entitled to any payment from any Rights Holder under this Agreement or any Transaction Document, including payment under the indemnification provisions of Article VII, the Buyer shall be entitled to offset such amount from any payment due or payable to such  Rights Holders in accordance with Article II or otherwise in accordance with this Agreement. If any payment to any Rights Holder under this Agreement or the Transaction Documents, including any payment of the Merger Consideration (other than the Closing Payment), becomes due in accordance with this Agreement while a claim for indemnification that would be subject to offset against such payment is pending and not yet finally resolved, then Buyer may withhold such portion of such payment that it determines in good faith is reasonably expected to be necessary to satisfy such pending claim until such claim is resolved in accordance with the provisions hereof and in accordance with provisions of the Escrow Agreement.

Section 10.4 Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with or related to this Agreement in accordance with its terms and the transactions contemplated hereby, shall be paid by the party incurring such fees and expenses; provided, however, that if the Merger is consummated, all Company Transaction Expenses shall be paid as provided in this Agreement.  This Section shall survive the consummation, termination or expiration of this Agreement, the Merger and the transactions contemplated hereby.

Section 10.6Notices.  All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon electronic confirmation of full receipt when transmitted by facsimile transmission or (if transmitted and received on a non-Business Day) on the first Business Day following transmission, (c) upon transmission by electronic mail, but only if followed by transmittal by national overnight courier or by hand for delivery on the next Business Day, (d) upon receipt after dispatch by registered or certified mail, postage prepaid or (e) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Buyer or Sub, to:

Alvarion Ltd.
21a HaBarzel Street
P.O. Box 13139
Tel Aviv, Israel 69710
Attn.:  CEO
Facsimile: 03-6456204
E-mail:      Eran.Gorev@alvarion.com

Alvarion Inc.
21a HaBarzel Street
P.O. Box 13139
Tel Aviv, Israel 69710

Attn.:  Chairman
Facsimile: 03-6456204
E-mail:      Eran.Gorev@alvarion.com

with copies to:

Meitar, Liquornik, Geva & Leshem Brandwein
16 Abba Hillel Silver Rd., Ramat Gan 52506, Israel
Attention: Maya Liquornik, Advocate and Mike Rimon, Advocate
Telephone No.:  +972-3-6103100
Facsimile No.:     +972-3-6103111
E-mail:                  maya@meitar.com; mrimon@meitar.com

if to the Company, to:

Wavion Inc.
C/o Wavion Ltd., 5 Hamada St. Yoqneam Ilit, Israel
Attn.:  Chief Financial Officer
Facsimile: +972-4-9097322
E-mail:     adis@wavionnetworks.com

with copies to:

Raved, Magriso, Benkel & Co., Advocates & Notaries
37 Shaul Hamelech Blvd., Tel Aviv 64928, Israel
Attn.:  Einat Weidberg, Adv. and Barak Ben-Arye, Adv.
Facsimile: +972-3-6060266
E-mail:      Einat_w@rmblaw.co.il; barak_b@rmblaw.co.il

If to the Shareholder Representative, to:

Elron Electronic Industries Ltd.
Attn: Yaron Elad, CFO
3 Azrieli Center, Tel Aviv 67023
E-Mail: Yaron.Elad@elron.com
Phone: +972-3-6075555
Fax: +972-3-6075556

with copies to:

P. Weinberg & Co.
Attn: Paul Weinberg, Advocate
1 Azrieli Center, 20th Floor, Tel Aviv, 67021
Fax: 972 3 - 6091024
Email: paul@weinlegal.com

or to such other address, facsimile number or electronic mail as such party may hereafter specify for the purpose by notice to the other parties hereto in accordance with this Section 10.6.

Section 10.7 Interpretation.

(a)           When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

(b)           Each of the Company, Buyer, Sub and the Shareholder Representative acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the drafting party has not application and is expressly waived.

Section 10.8 Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  A facsimile signature of this Agreement or any Transaction Document shall be valid and have the same force and effect as a manually signed original.

Section 10.9 Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  The parties stipulate and agree that no prior drafts, memoranda, notes or discussions relating to this Agreement shall be used at any time by either party in any arbitration, trial or hearing, or be used or discoverable in the discovery process pertaining thereto, to prove or evidence in any way the intention or understanding of either party with respect to any provision or part of this Agreement.

Section 10.10 No Third-Party Beneficiaries.  Except for those Persons mentioned in Section 6.2 and Section 6.3 (and only with respect to Section 6.2 and Section 6.3) and the Buyer Indemnittees and Seller Indemnittees, and the Rights Holders, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any rights or remedies of any nature under or by reason of this Agreement.

Section 10.11 No Additional Representations.  Buyer and Sub acknowledge that (i) neither the Company nor its Subsidiary or any other Person has made any representation or warranty, express or implied, except as expressly set forth in this Agreement, and (ii) Buyer and Sub have not relied on any representation or warranty from the Company or its Subsidiary (other than as set forth in this Agreement) or any other Person in determining to enter into this Agreement.  Buyer and Sub acknowledge that at the Closing, Buyer shall acquire the Company without any representation or warranty as to merchantability or fitness of the Company's and the Subsidiary's properties and assets for any particular purposes and in an "as is" condition and on a "where is" basis, except as otherwise expressly set forth in this Agreement.

Section 10.12  Governing Law.  Except to the extent that the laws of the State of Delaware are mandatorily applicable to the Merger (including without limitations, in connection with claims of holders of Dissenting Shares), this Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel, without regard to the conflicts of laws provisions thereof that would apply the laws of any other state.

Section 10.13 Submission to Jurisdiction.  The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought before the competent courts in Tel Aviv-Jaffa, Israel and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or outside the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process to such party’s address set forth in Section 10.6 above shall be deemed effective service of process on such party.

Section 10.14 Waivers.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, WHERE APPLICABLE, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH OF THE PARTIES HEREBY FURTHER IRREVOCABLY WAIVES ANY RIGHT TO EXEMPLARY OR PUNITIVE DAMAGES.

Section 10.5  Assignment.  Except as specifically provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (other than by operation of law) without the prior written consent of the other parties; provided, however, that Buyer may assign this Agreement to a wholly-owned subsidiary of Buyer without the prior written consent of any of the other parties subject to a prior written notice to the Shareholder Representative; provided further, that no such assignment shall limit the assignor’s obligations hereunder nor Alvarion Ltd.'s acknowledgement of this Agreement as provided below.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors or assigns.

Section 10.16  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 10.17 Performance by Sub.  Buyer hereby agrees to cause Sub to comply with its obligations hereunder and to cause Sub to consummate the Merger as contemplated herein and whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking of Buyer to cause Sub to take such action.

Section 10.18 Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Buyer, Sub, the Company and the Shareholder Representatives have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

ALVARION INC.

By:
Name:
Title:

ALVARION ACQUISITION, INC.

By:
Name:
Title:

WAVION INC.

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE

By:
Name:
Title: Shareholder Representative

In consideration of and in order to induce the Company, the Rights Holders and Shareholder Representative to enter into the above Agreement and all related Transaction Documents with Buyer, the undersigned, which directly owns all of the issued and outstanding capital stock of Buyer, hereby absolutely and unconditionally guarantees to each of such Persons: (i) the full and timely performance by Buyer of its obligations under the above Agreement and all related Transaction Documents, including the payment of all amounts payable under or in connection therewith, (ii) Buyer’s representations and warranties made under the above Agreement and any related Transaction Documents being true and correct  and (iii) which guarantee shall be a continuing guarantee and remain in full force and effect for so long as there shall remain in effect any obligations (including indemnification obligations) or any representations or warranties of Buyer under the above Agreement or any Transaction Document.

ALVARION LTD.

By:
Name:
Title: